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Exhibit 10.4

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF

MAY 1, 2008

AMONG

ELLORA ENERGY INC.
 AS BORROWER,

JPMORGAN CHASE BANK, N.A.,
 AS ADMINISTRATIVE AGENT,

KEYBANK, N.A.,
 AS SYNDICATION AGENT,

GUARANTY BANK, FSB,
FORTIS CAPITAL CORP.
 AND
 COMPASS BANK,
 AS CO-DOCUMENTATION AGENTS

AND

THE LENDERS PARTY HERETO

$400,000,000

J.P. MORGAN SECURITIES INC.,

AS LEAD ARRANGER AND BOOK MANAGER

i

Section 12.13	No Third Party Beneficiaries	92
Section 12.14	Collateral Matters; Swap Agreements	93
Section 12.15	US Patriot Act Notice	93

ANNEXES, EXHIBITS AND SCHEDULE S

Annex I	List of Maximum Credit Amounts
Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Borrower Pledge Agreement
Exhibit G	Form of Subsidiary Pledge Agreement
Exhibit H	Form of Guaranty Agreement
Schedule 7.05	Litigation
Schedule 7.15	Subsidiaries and Partnerships
Schedule 7.17	Properties; Title Defects
Schedule 7.19	Gas Imbalances
Sche0dule 7.2	Marketing Contracts
Schedule 7.21	Swap Agreements
Schedule 9.05	Investments

LIST OF DEFINED TERMS

Page No.
$9
ABR	2
Adjusted LIBO Rate	2
Administrative Agent	1
Administrative Questionnaire	2
Affected Loans	46
Affiliate	3
Agent	3
Agents	3
Aggregate Maximum Credit Amount	3
Agreement	3
Alternate Base Rate	3
Annualized Consolidated EBITDAX	3
Applicable Margin	3
Applicable Percentage	4
Approved Counterparty	4
Approved Fund	4
Approved Petroleum Engineer	4
Arranger	4
Assignment and Assumption	4
Availability Period	4
Board	4
Borrower	1
Borrower Pledge Agreement	4
Borrowing	4
Borrowing Base	5
Borrowing Request	5
Business Day	5
Capital Leases	5
Casualty Event	5
CERCLA	9
Change in Control	5
Change in Law	5
CLO	5
Code	6
Commitment	6
Commitment Fee Rate	6
Commitments	6
Conforming Borrowing Base	6
Conforming Borrowing Base Utilization Percentage	6
Conforming Credit Criteria	6
Conforming Date	6
Consolidated EBITDAX	6
Consolidated Net Income	7
Consolidated Net Interest Expense	7
Consolidated Subsidiaries	7
Consolidated Total Debt	7
consolidation	71

v

Control	8
Controlled	8
Controlling	8
Credit Exposure	8
Debt	8
Default	8
disposal	9
disposed	9
Disqualified Capital Stock	9
Documentation Agents	1
dollars	9
Domestic Subsidiary	9
Effective Date	9
Election Notice	39
Ellora Holdings	9
Engineering Reports	29
Environmental Laws	9
Equity Interests	10
ERISA	10
ERISA Affiliate	10
ERISA Event	10
Eurodollar	10
Eurodollar Borrowing	22
Eurodollar Loan	22
Event of Default	74
Excepted Liens	10
Excluded Taxes	11
Existing Credit Agreement	1
Existing Indebtedness	1
Existing Lenders	1
Existing Loan Documents	2
Federal Funds Effective Rate	12
Fee Letter	12
Financial Officer	12
Financial Statements	12
First Redetermination Date	12
Foreign Lender	12
Foreign Subsidiary	13
GAAP	13
Governmental Authority	13
Governmental Requirement	13
Guarantors	13
Guaranty Agreement	13
hazardous substance	9
Highest Lawful Rate	13
Hydrocarbon Interests	13
Hydrocarbons	13
Indebtedness	13
Indemnified Taxes	14
Indemnitee	83
Initial Borrowing Base	14

Initial Conforming Borrowing Base	14
Initial Reserve Report	14
Interest Election Request	14
Interest Payment Date	14
Interest Period	14
Interim Redetermination	14
Interim Redetermination Date	15
Investment	15
Issuing Bank	15
JPMorgan	1
LC Commitment	15
LC Disbursement	15
LC Exposure	15
Lenders	15
Letter of Credit	15
Letter of Credit Agreements	15
LIBO Rate	16
Lien	16
Loan Documents	16
Loans	16
Mandatory Redetermination	16
Mandatory Redetermination Date	16
Material Adverse Effect	16
material document	74
Material Indebtedness	17
Maturity Date	17
Maximum Credit Amount	17
Monthly Date	17
Moody's	17
Mortgaged Property	17
Mortgages	17
Multiemployer Plan	17
New Borrowing Base Notice	31
Notes	17
oil	9
Oil and Gas Properties	17
oil and gas waste	9
OPA	9
Other Taxes	18
Participant	87
Patriot Act	93
PBGC	18
Person	18
Plan	18
Pledge Agreement	18
Pledge Agreements	18
Prime Rate	19
Property	19
Proposed Borrowing Base	29
Proposed Borrowing Base Notice	29
Proposed Conforming Borrowing Base	29

RCRA	9
Redeem	19
Redemption	19
Redetermination Date	19
Register	87
Regulation D	19
Related Parties	19
release	9
Remedial Work	63
Required Lenders	19
Reserve Report	20
Responsible Officer	20
Restricted Payment	20
S&P	20
ScheduledRedetermination	29
ScheduledRedetermination Date	20
SEC	20
Section 91.1011	9
Secured Swap Provider	20
Security Instruments	21
solid waste	9
Statutory Reserve Rate	21
Subsidiary	21
Subsidiary Pledge Agreement	21
Swap Agreement	21
Syndication Agent	1
Synthetic Leases	22
Taxes	22
Termination Date	22
threatened release	9
Transactions	22
Type	22
UCC	36
Wholly-Owned Subsidiary	22
written Borrowing Request	25
written Interest Election Request	26
Yorktown Group	5

        This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 1, 2008, is among ELLORA ENERGY INC., a Delaware corporation ("the "Borrower"), each of the Lenders from time to time party hereto, JPMORGAN CHASE BANK, N.A. (in its individual capacity, "JPMorgan"), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent"), KeyBank, N.A., as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the "Syndication Agent"), and Guaranty Bank, FSB, Fortis Capital Corp. and Compass Bank, as co-documentation agents for the Lenders (in such capacity, together with their successors in such capacity, the "Documentation Agents").

R E C I T A L S

        A.    The Borrower, Ellora Oil & Gas Inc., a Delaware corporation which has previously been merged with and into the Borrower, the Administrative Agent and each of the financial institutions named and defined therein as Lenders (the "Existing Lenders") are parties to that certain Credit Agreement dated as of February 3, 2006 (as heretofore amended, the "Existing Credit Agreement"), pursuant to which the Existing Lenders provided certain loans and extensions of credit to the Borrower (all Debt arising pursuant to the Existing Credit Agreement is referred to herein as the "Existing Indebtedness").

        B.    The parties hereto desire to amend and restate the Existing Credit Agreement in the form of this Agreement, and the Borrower desires to obtain Borrowings hereunder, the proceeds of which will be used solely to (i) renew and restate the Existing Indebtedness, (ii) finance the fees and expenses related to the transactions contemplated hereby, and (iii) finance ongoing working capital for exploration and production, and for general corporate purposes permitted hereunder of the Borrower and its Subsidiaries.

        C.    Pursuant to Article XI of this Agreement, JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Lenders hereunder.

        D.    It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Existing Credit Agreement, and not a new or substitute credit agreement or novation of the Existing Credit Agreement.

        E.    in consideration of the premises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction (or waiver in accordance with Section 12.02) of each condition precedent contained in Section 6.01 hereof, the parties hereto agree that the Existing Credit Agreement is hereby amended, renewed and restated in its entirety on (and subject to) the terms and conditions set forth herein. It is the intention of the parties hereto that this Agreement supersedes and replaces the Existing Credit Agreement in its entirety; provided, that, (i) such amendment and restatement shall operate to renew, amend, modify and extend certain of the rights and obligations of the Borrower under the Existing Credit Agreement and as provided herein, but shall not act as a novation thereof, and (ii) the Liens securing the Indebtedness under and as defined in the Existing Credit Agreement and the liabilities and obligations of the Borrower and its Subsidiaries under the Existing Credit Agreement and the Loan Documents (as therein defined and referred to herein as the "Existing Loan Documents") shall not be extinguished but shall be carried forward and shall secure such obligations and liabilities as amended, renewed, extended and restated hereby. The parties hereto ratify and confirm each of the Existing Loan Documents entered into prior to the Effective Date (but excluding the Existing Credit Agreement) and agree that such Existing Loan Documents continue to be legal, valid, binding and enforceable in accordance with their terms (except to the extent amended, restated, superseded and replaced in their entirety in connection with the transactions contemplated hereby), however, for all matters arising prior to the Effective Date (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Existing Credit Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed. The Borrower represents and warrants that, as of the Effective Date, there are no claims or offsets against, or defenses or counterclaims to, its obligations (or the obligations of any Subsidiary) under the Existing Credit Agreement or any of the other Existing Loan Documents.

        F.     In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto further agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING MATTERS

        Section 1.01    Terms Defined Above.    As used in this Agreement, each term defined above has the meaning indicated above.

        Section 1.02    Certain Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        "Administrative Agent" has the meaning given in the introductory paragraph.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affected Loans" has the meaning assigned to such term in Section 5.05.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agents" means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agents and any other agent appointed hereunder from time to time; and "Agent" shall mean any of them, as the context requires.

        "Aggregate Maximum Credit Amount" at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. The Aggregate Maximum Credit Amount of the Lenders is $400,000,000.

        "Agreement" means this Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Annualized Consolidated EBITDAX" means, for purposes of calculating the financial ratio set forth in Section 9.01(b) for each fiscal quarter, the Borrower's actual Consolidated EBITDAX for the two (2) consecutive fiscal quarters ending on the calculation date multiplied by 2.

        "Applicable Margin" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Conforming Borrowing Base Utilization Grid below based upon the Conforming Borrowing Base Utilization Percentage then in effect:

Conforming Borrowing Base Utilization Grid
Conforming Borrowing Base Utilization Percentage	< 50%	> 50% < 75%	> 75% < 90%	> 90% < 100%	>100% < 110%	> 110%
Eurodollar Loans	1.500%	1.750%	2.000%	2.250%	2.750%	3.000%
ABR Loans	0.000%	0.250%	0.500%	0.750%	1.250%	1.500%
Commitment Fee Rate	0.375%	0.375%	0.500%	0.500%	.500%	.500%

        Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

        "Applicable Percentage" means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amount represented by such Lender's Maximum Credit Amount as such percentage is set forth on Annex I.

        "Approved Counterparty" means (a) any Lender or any Affiliate of a Lender, or (b) any other Person whose long term senior unsecured debt rating at the time of entry into the applicable Swap Agreement is A-/A3 by S&P or Moody's (or their equivalent) or higher.

        "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "Approved Petroleum Engineer" means MHA Petroleum Consultants, Inc. or another independent petroleum engineer proposed by the Borrower and reasonably acceptable to the Administrative Agent.

        "Arranger" mean J.P. Morgan Securities Inc., in its capacity as lead arranger and book manager hereunder.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

        "Availability Period" means the period from and including the Effective Date to but excluding the Termination Date.

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

        "Borrower" has the meaning given in the introductory paragraph.

        "Borrower Pledge Agreement" means an agreement executed by the Borrower and being substantially in the form of Exhibit F, pursuant to which the Borrower pledges to the Administrative Agent, for the ratable benefit of the Lenders and the Secured Swap Providers, all of the issued and outstanding Equity Interests owned by the Borrower of each existing or hereafter acquired Subsidiary to secure the Indebtedness.

        "Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Borrowing Base" means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c) or Section 9.12. From and after the Conforming Date, the Borrowing Base shall be, and shall be in an amount equal to, the Conforming Borrowing Base.

        "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or Dallas, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

        "Capital Leases" means, in respect of any Person, all leases that shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

        "Casualty Event" means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $2,000,000.

        "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than a Yorktown Group, of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated. As used in this definition, "Yorktown Group" means any such group in which Yorktown Energy Partners V, L.P. or Yorktown Energy Partners VI, L.P. or Persons Controlled by or under common Control with them are members.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender's or such Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "CLO" means any entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b), and "Commitments" means the aggregate amount of the Commitments of all the Lenders. The amount representing each Lender's Commitment shall at any time be the lesser of (i) such Lender's Maximum Credit Amount and (ii) such Lender's Applicable Percentage of the then effective Borrowing Base.

        "Commitment Fee Rate" is the rate per annum set forth in the definition of "Applicable Margin".

        "Conforming Borrowing Base" means at any time an amount determined in accordance with Section 2.07 based on the Administrative Agent's application of Conforming Credit Criteria, as the same may be adjusted from time to time pursuant to Section 8.13(c) or Section 9.12.

        "Conforming Borrowing Base Utilization Percentage" means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Credit Exposures of the Lenders on such day, and the denominator of which is the Conforming Borrowing Base in effect on such day.

        "Conforming Credit Criteria" means the credit standards and other criteria customarily applied by the Administrative Agent in the determination of the credit limitations for companies similar to the Borrower.

        "Conforming Date" means the earlier of (a) the date of consummation of the first underwritten public offering of the common stock of the Borrower, or (b) April 30, 2009.

        "Consolidated EBITDAX" means, with respect to the Borrower and the Consolidated Subsidiaries for any period: (a) Consolidated Net Income of the Borrower and the Consolidated Subsidiaries for such period, plus, to the extent deducted in the calculation of Consolidated Net Income, (b) the sum of (i) income or franchise Taxes paid or accrued; (ii) Consolidated Net Interest Expense; (iii) amortization, depletion and depreciation expense; (iv) any non-cash losses or charges on any Swap Agreement resulting from the requirements of SFAS 133 for that period; (v) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business), including, without limitation, non-cash employee compensation; and (vi) costs and expenses associated with, and attributable to, oil and gas capital expenditures that are expensed rather than capitalized; less, to the extent included in the calculation of Consolidated Net Income, (c) the sum of (i) the income of any Person (other than wholly-owned Subsidiaries of such Person) unless such income is received by such Person in a cash distribution; (ii) gains or losses from sales or other dispositions of assets (other than Hydrocarbons produced in the normal course of business); (iii) any non-cash gains on any Swap Agreement resulting from the requirements of SFAS 133 for that period; and (iv) extraordinary or non-recurring gains, but not net of extraordinary or non-recurring "cash" losses. Notwithstanding anything to the contrary contained herein, all calculations of Consolidated EBITDAX shall be (A) in all respects, acceptable to, and approved by, the Administrative Agent, and (B) for any applicable period of determination during which the Borrower has consummated an acquisition or disposition (to the extent permitted hereunder) of properties or assets, calculated and determined on a pro forma basis as if such acquisition or disposition was consummated on the first day of such applicable period.

        "Consolidated Net Income" means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or writedowns of assets; and (f) any writeups or writedowns of non-current assets.

        "Consolidated Net Interest Expense" means, with respect to the Borrower and the Consolidated Subsidiaries for any period, the remainder of the following for such period: (a) interest expense, minus (b) interest income.

        "Consolidated Subsidiaries" means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

        "Consolidated Total Debt" means, with respect to the Borrower and the Consolidated Subsidiaries as of the last day of any fiscal quarter, all Debt (other than Debt described in Section 9.02(d)) of the Borrower and the Consolidated Subsidiaries determined on a consolidated basis as of the last day of such fiscal quarter.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 20% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to "control" such other Person. "Controlling" and "Controlled" have meanings correlative thereto.

        "Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans and its LC Exposure at such time.

        "Debt" means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers' acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) except as provided in the last sentence of this definition, all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) all obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) all obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Accounts payable and accrued expenses, liabilities or other obligations of any Person to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business, shall not constitute Debt unless (i) they are past due more than ninety (90) days past the date of invoice and (ii) such Person fails to contest the same in good faith by appropriate action and to maintain adequate reserves therefor in accordance with GAAP.

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Disqualified Capital Stock" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

        "dollars" or "$" refers to lawful money of the United States of America.

        "Documentation Agents" has the meaning given in the introductory paragraph.

        "Domestic Subsidiary" means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

        "Effective Date" means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

        "Election Notice" has the meaning assigned to such term in Section 3.04(c)(ii).

        "Ellora Holdings" means Ellora Holdings, LLC.

        "Engineering Reports" has the meaning assigned such term in Section 2.07(c)(i).

        "Environmental Laws" means any and all Governmental Requirements pertaining in any way to public health, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. As used in Section 7.06 and Section 8.10, the term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA and the term "oil and gas waste" shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code ("Section 91.1011"); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste," "disposal" or "oil and gas waste" which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidances promulgated thereunder.

        "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

        "ERISA Event" means (a) a "Reportable Event" described in section 4043 of ERISA, other than a Reportable Event as to which the provisions of 30 days notice to the PBGC is expressly waived under applicable regulations, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to section 4202 of ERISA or (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

        "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

        "Event of Default" has the meaning assigned such term in Section 10.01.

        "Excepted Liens" means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) landlord's liens, operators', vendors', carriers', warehousemen's, repairmen's, mechanics', suppliers', workers', materialmen's, construction or other like Liens arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (e) Liens arising in the ordinary course of business that are banker's liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business, or to secure letters of credit that in turn secure such obligations; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower and the Subsidiaries in the ordinary course of business covering only the Property under lease; provided, further that Liens described in clauses (a) through (e) shall remain "Excepted Liens" only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

        "Excluded Taxes" means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c).

        "Existing Credit Agreement" has the meaning set forth in the Recitals hereto.

        "Existing Indebtedness" has the meaning set forth in the Recitals hereto.

        "Existing Lenders" has the meaning set forth in the Recitals hereto.

        "Existing Loan Documents" has the meaning set forth in the Recitals hereto.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Fee Letter" means that certain letter agreement among the Borrower, JPMorgan and Arranger related to the payment of certain fees by the Borrower.

        "Financial Officer" means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

        "Financial Statements" means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

        "First Redetermination Date" means the first Interim Redetermination Date, the first Scheduled Redetermination Date or the Mandatory Redetermination Date, whichever occurs first after the Effective Date.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, any Agent, any Issuing Bank or any Lender.

        "Governmental Requirement" means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

        "Guarantors" means each Domestic Subsidiary that guarantees the Indebtedness pursuant to Section 8.14(b).

        "Guaranty Agreement" means an agreement executed by the Guarantors and being substantially in the form of Exhibit H, pursuant to which such Guarantors unconditionally guarantee on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

        "Highest Lawful Rate" means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

        "Hydrocarbon Interests" means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

        "Hydrocarbons" means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

        "Indebtedness" means any and all amounts owing or to be owing by the Borrower, any Subsidiary or any Guarantor: (a) to any Agent, any Issuing Bank or any Lender under any Loan Document; (b) to any Secured Swap Provider under any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (i) after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender or (ii) after assignment or novation of such transactions by a Secured Swap Provider to another Person that is not a Lender or an Affiliate of a Lender and (c) all renewals, extensions and/or rearrangements of any of the above whether such Person (or in the case of its Affiliate, the Person affiliated therewith) remains a Lender hereunder.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Initial Borrowing Base" means a Borrowing Base in the amount of $190,000,000, which shall be in effect during the period commencing on the Effective Date and continuing until the First Redetermination Date.

        "Initial Conforming Borrowing Base" means a Conforming Borrowing Base in the amount of $160,000,000, which shall be in effect during the period commencing on the Effective Date and continuing until the First Redetermination Date.

        "Initial Reserve Report" means an engineering and economic analysis of the oil and gas reserves attributable to the Borrower's and its Subsidiaries' Oil and Gas Properties prepared by an Approved Petroleum Engineer in connection with establishment of the Initial Borrowing Base.

        "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

        "Interest Payment Date" means (a) with respect to any ABR Loan, each Monthly Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

        "Interest Period" means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Interim Redetermination" means any redetermination of the Borrowing Base under Section 2.07(b)(ii).

        "Interim Redetermination Date" means the date on which a Borrowing Base and/or Conforming Borrowing Base has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(e).

        "Investment" means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Person; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold, and including the issuance of a letter of credit for the account of such Person) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such other Person.

        "Issuing Bank" means JPMorgan and each Lender that agrees to act as an issuer of Letters of Credit hereunder at the request of the Administrative Agent, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

        "JPMorgan" has the meaning given in the introductory paragraph.

        "LC Commitment" at any time means Twenty Million dollars ($20,000,000).

        "LC Disbursement" means a payment made by any Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

        "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

        "Lenders" means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

        "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

        "Letter of Credit Agreements" means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with any Issuing Bank relating to any Letter of Credit issued by such Issuing Bank.

        "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term "Lien" shall include easements, restrictions, servitudes, permits, conditions, covenants, encroachments, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

        "Loan Documents" means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

        "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

        "Mandatory Redetermination" means the redetermination of the Borrowing Base pursuant to Section 2.07(d).

        "Mandatory Redetermination Date" means the date on which a Borrowing Base that has been redetermined pursuant to the Mandatory Redetermination under Section 2.07(d) becomes effective as provided under Section 2.07(e)(iii). For the avoidance of doubt, the Conforming Date shall be the Mandatory Redetermination Date.

        "Material Adverse Effect" means a material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) or prospects of the Borrower, individually, or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, any Subsidiary or any Guarantor to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, any Issuing Bank or any Lender under any Loan Document.

        "Material Indebtedness" means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $2,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

        "Maturity Date" means May 1, 2013.

        "Maximum Credit Amount" means, as to each Lender, the amount set forth opposite such Lender's name on Annex I under the caption "Maximum Credit Amount," as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amount pursuant to Section 2.06(b) or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

        "Monthly Date" means the last day of each calendar month.

        "Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

        "Mortgaged Property" means any Property owned by the Borrower or any Guarantor that is subject to the Liens existing and to exist under the terms of the Security Instruments.

        "Mortgages" means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Mortgaged Property to secure payment of the Indebtedness or any party thereof. All Mortgages shall be in form and substance satisfactory to the Administrative Agent in its sole discretion.

        "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

        "New Borrowing Base Notice" has the meaning assigned such term in Section 2.07(e).

        "Notes" means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

        "Oil and Gas Properties" means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

        "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

        "Participant" has the meaning set forth in Section 12.04(c)(i).

        "Patriot Act" has the meaning set forth in Section 12.15.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

        "Pledge Agreement" means the Borrower Pledge Agreement or any Subsidiary Pledge Agreement, and "Pledge Agreements" means all of such Pledge Agreements.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

        "Proposed Borrowing Base" has the meaning assigned to such term in Section 2.07(c)(i).

        "Proposed Borrowing Base Notice" has the meaning assigned to such term in Section 2.07(c)(ii).

        "Proposed Conforming Borrowing Base" has the meaning assigned to such term in Section 2.07(c)(i).

        "Redemption" means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt. "Redeem" has the correlative meaning thereto.

        "Redetermination Date" means, with respect to any Scheduled Redetermination, any Interim Redetermination or the Mandatory Redetermination, the date that the redetermined Borrowing Base and/or Conforming Borrowing Base related thereto becomes effective pursuant to Section 2.07(e).

        "Register" has the meaning assigned such term in Section 12.04(b)(iv).

        "Regulation D" means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person's Affiliates.

        "Remedial Work" has the meaning assigned such term in Section 8.10(a).

        "Required Lenders" means, at any time while no Loans or LC Exposure is outstanding, Lenders having at least sixty-six and two thirds percent (66 2/3%) of the Aggregate Maximum Credit Amount; and at any time while any Loans or LC Exposure is outstanding, Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in such Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

        "Reserve Report" means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the proved Oil and Gas Properties of the Borrower and its Subsidiaries (or as for Interim Redeterminations, the proved Oil and Gas Properties of the Borrower and its Subsidiaries acquired since the last redetermination of the

Borrowing Base), together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time. Until superseded by the delivery of a subsequent Reserve Report pursuant to the terms of this Agreement, the Initial Reserve Report shall be considered the Reserve Report.

        "Responsible Officer" means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

        "Scheduled Redetermination" has the meaning assigned such term in Section 2.07(b)(i).

        "Scheduled Redetermination Date" means the date on which a Borrowing Base and/or Conforming Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(e).

        "SEC" means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

        "Secured Swap Provider" means any (a) Person that is a party to a Swap Agreement (including any Swap Agreement in existence prior to the date hereof) with the Borrower or any of its Subsidiaries, provided that either (i) such Person entered into such Swap Agreement while such Person was a Lender or an Affiliate of a Lender, or (ii) with respect to any Swap Agreement in existence prior to the date hereof, such Person was a Lender or an Affiliate of a Lender effective as of the date hereof, in each case whether or not such Person at any time thereafter ceases to be a Lender or an Affiliate of a Lender, as the case may be, or (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender.

        "Security Instruments" means any Guaranty Agreement, any Pledge Agreement, any Mortgage, any security agreement and any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements with the Lenders or any Affiliate of a Lender or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) to guarantee or provide security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

        "Subsidiary" means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Borrower or one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, (i) each reference to the term "Subsidiary" shall mean a Subsidiary of the Borrower, and (ii) Ellora Holdings shall not be deemed a Subsidiary of the Borrower.

        "Subsidiary Pledge Agreement" means an agreement executed by each existing and future Subsidiary and being substantially in the form of Exhibit G, pursuant to which such Subsidiary pledges to the Administrative Agent, for the ratable benefit of the Lenders and the Secured Swap Providers, all of the issued and outstanding Equity Interests owned by such Subsidiary of any other Subsidiary to secure the Obligations.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, "over-the-counter" or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries and no purchased put option (or floors) for Hydrocarbons shall be a Swap Agreement.

        "Syndication Agent" has the meaning given in the introductory paragraph.

        "Synthetic Leases" means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Termination Date" means the earlier of the Maturity Date and the date of termination of the Commitments.

        "Transactions" means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under a Guaranty Agreement by such Guarantor and such Guarantor's grant of the security interests and provision of collateral thereunder, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

        "Wholly-Owned Subsidiary" means any Subsidiary of which all of the outstanding Equity Interests (other than any directors' qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or by the Borrower and one or more of the Wholly-Owned Subsidiaries.

        Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a "Eurodollar Loan" or a "Eurodollar Borrowing").

        Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "or" is not exclusive. The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person's successors and assigns (subject to the restrictions contained herein), (d) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word "from" means "from and including" and the word "to" means "to and including" and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedule s shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedule s to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

        Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agents or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower's independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

THE CREDITS

        Section 2.01    Commitments.    Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Credit Exposure exceeding the lesser of (i) such Lender's Maximum Credit Amount and (ii) such Lender's Applicable Percentage of the then effective Borrowing

Base or (b) the total Credit Exposures exceeding the lesser of (i) the total Maximum Credit Amount and (ii) the then effective Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

        Section 2.02    Loans and Borrowings.

        (a)    Borrowings; Several Obligations.    Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

        (b)    Types of Loans.    Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

        (c)    Minimum Amounts; Limitation on Number of Borrowings.    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        (d)    Notes.    Any Lender may request that Loans made by it be evidenced by a single promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, or (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. If any Lender's Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of any Lender who requested a Note hereunder in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed, and such Lender agrees to promptly thereafter return the previously issued Note held by such Lender marked canceled or otherwise similarly defaced. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender that receives a Note, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

        Section 2.03    Requests for Borrowings.    To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or by written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower (a "written Borrowing Request"): (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Chicago, Illinois time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Chicago, Illinois time, on the Business Day of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each telephonic and written Borrowing Request shall be irrevocable and each telephonic Borrowing Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i)    the aggregate amount of the requested Borrowing;

          (ii)   the date of such Borrowing, which shall be a Business Day;

          (iii)  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

          (iv)  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

          (v)   the amount of the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Borrowing) and the pro forma total Credit Exposures (giving effect to the requested Borrowing); and

          (vi)  the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amount and the then effective Borrowing Base). Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        Section 2.04    Interest Elections.

        (a)    Conversion and Continuance.    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

        (b)    Interest Election Requests.    To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower (a "written Interest Election Request") by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each telephonic and written Interest Election Request shall be irrevocable and each telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request.

        (c)    Information in Interest Election Requests.    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

          (ii)   the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

        (d)    Notice to Lenders by the Administrative Agent.    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

        (e)    Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        Section 2.05    Funding of Borrowings.

        (a)    Funding by Lenders.    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Chicago, Illinois time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.

        (b)    Presumption of Funding by the Lenders.    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        Section 2.06    Changes in the Aggregate Maximum Credit Amount.

        (a)    Scheduled Termination of Commitments.    Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amount or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

        (b)    Optional Termination and Reduction of Aggregate Maximum Credit Amount.

          (i)    The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amount; provided that (A) each reduction of the Aggregate Maximum Credit Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Credit Exposures would exceed the total Commitments.

          (ii)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amount under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable. Any termination or reduction of the Aggregate Maximum Credit Amount shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amount shall be made ratably among the Lenders in accordance with each Lender's Applicable Percentage.

        Section 2.07    Borrowing Base and Conforming Borrowing Base.

        (a)    Initial Borrowing Base and Initial Conforming Borrowing Base.    The Borrowing Base in effect for the period from and including the Effective Date to but excluding the First Redetermination Date shall be the Initial Borrowing Base. The Initial Borrowing Base shall remain in effect until redetermined in accordance with the procedures set forth in this Section 2.07. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 8.13(c) or Section 9.12. The Conforming Borrowing Base in effect for the period from and including the Effective Date to but excluding the First Redetermination Date shall be the Initial Conforming Borrowing Base. The Initial Conforming Borrowing Base shall remain in effect until redetermined in accordance with the procedures set forth in this Section 2.07. Notwithstanding the foregoing, the Conforming Borrowing Base may be subject to further adjustments from time to time pursuant to Section 8.13(c) or Section 9.12.

        (b)    Scheduled and Interim Redeterminations.

          (i)    The Borrowing Base and, as applicable prior to the Conforming Date, the Conforming Borrowing Base, shall be redetermined semi-annually in accordance with this Section 2.07 (a "Scheduled Redetermination"), and, subject to Section 2.07(e), such redetermined Borrowing Base and, as applicable, Conforming Borrowing Base, shall become effective and applicable to the Borrower, the Agents, each Issuing Bank and the Lenders on May 1st and November 1st of each year, commencing November 1, 2008.

          (ii)   The Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any calendar year, elect to cause the Borrowing Base and, as applicable, Conforming Borrowing Base, to be redetermined in accordance with this Section 2.07.

          (iii)  The Borrower may elect, not more often than once in any calendar year, to have the Borrowing Base and, as applicable, the Conforming Borrowing Base, redetermined in accordance with this Section 2.07.

        (c)    Scheduled and Interim Redetermination Procedure.

          (i)    Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report required to be delivered by the Borrower, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b), and (B) such other reports, data and supplemental information as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the "Engineering Reports"), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, (1) propose a new Borrowing Base (the "Proposed Borrowing Base") based upon such information and such other information (including, without limitation, the status of title information with respect to the proved Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time, and (2) with respect to any Interim Redetermination prior to the Conforming Date, a new Conforming Borrowing Base (the "Proposed Conforming Borrowing Base") based upon the Administrative Agent's application of Conforming Credit Criteria. In no event shall the Proposed Borrowing Base or the Proposed Conforming Borrowing Base exceed the Aggregate Maximum Credit Amount.

          (ii)   The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base and, as applicable, the Proposed Conforming Borrowing Base (the "Proposed Borrowing Base Notice"):

            (A)  in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or before April 15th (or such date promptly thereafter as reasonably practicable) and October 15th (or such date promptly thereafter as reasonably practicable) of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base and, as applicable, the Proposed Conforming Borrowing Base in accordance with Section 2.07(c)(i), and in any event within fifteen (15) days after the Administrative Agent has received the required Engineering Reports; and

            (B)  in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

          (iii)  Any Proposed Borrowing Base or Proposed Conforming Borrowing Base that would increase the Borrowing Base or Conforming Borrowing Base, as applicable, then in effect must be approved or deemed to have been approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base or Proposed Conforming Borrowing Base that would decrease or maintain the Borrowing Base or Conforming Borrowing Base, as applicable, then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base or, as applicable, agree with the Proposed Conforming

  Borrowing Base or disagree with the Conforming Borrowing Base, by proposing an alternate Borrowing Base or alternate Conforming Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base or, as applicable, the Proposed Conforming Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base or Proposed Conforming Borrowing Base that would increase the Borrowing Base or Conforming Borrowing Base, as applicable, then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base or Proposed Borrowing Base that would decrease or maintain the Borrowing Base or Conforming Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base and/or Proposed Conforming Borrowing Base shall become the new Borrowing Base and/or Conforming Borrowing Base, effective on the date specified in Section 2.07(e). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall (A) notify the Borrower of the Proposed Borrowing Base and/or the Proposed Conforming Borrowing Base and which Lenders have not approved or been deemed to have approved of the Proposed Borrowing Base and/or the Proposed Conforming Borrowing Base and (B) poll the Lenders to ascertain the highest Borrowing Base and/or Conforming Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders for purposes of this Section 2.07 and, so long as such amount does not increase the Borrowing Base or Conforming Borrowing Base, as applicable, then in effect, such amount shall become the new Borrowing Base and/or new Conforming Borrowing Base, effective on the date specified in Section 2.07(e).

        (d)    Mandatory Redetermination.    In addition to the other redeterminations of the Borrowing Base and Conforming Borrowing Base provided for herein, and notwithstanding anything to the contrary contained herein, the Borrowing Base shall reduce immediately and automatically on the Conforming Date to the Conforming Borrowing Base as in effect on and as of such date, and from and after such date the Borrowing Base shall be, and shall be in an amount equal to, the Conforming Borrowing Base.

        (e)    Effectiveness of a Redetermined Borrowing Base and Conforming Borrowing Base.    After a redetermined Borrowing Base and/or Conforming Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, or otherwise automatically adjusted, as applicable, pursuant to Section 2.07(c)(iii) or Section 2.07(d), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base and/or Conforming Borrowing Base (the "New Borrowing Base Notice"), and such amount shall become the new Borrowing Base and/or new Conforming Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, each Issuing Bank and the Lenders:

          (i)    in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the May 1st or November 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice;

          (ii)   in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice; and

          (iii)  in the case of the Mandatory Redetermination, on the Conforming Date regardless of the date of delivery of such notice.

Such amount shall then become the Borrowing Base and/or Conforming Borrowing Base, as applicable, until the next Scheduled Redetermination Date, the next Interim Redetermination Date, the Mandatory Redetermination Date or the next adjustment to the Borrowing Base and/or Conforming Borrowing Base, as applicable, under Section 8.13(c) or Section 9.12, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

        Section 2.08    Letters of Credit.

        (a)    General.    Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit in dollars for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

        (b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to any Issuing Bank and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice: (i) requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit issued by such Issuing Bank to be amended, renewed or extended; (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day); (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c)); (iv) specifying the amount of such Letter of Credit; (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and (vi) specifying the amount of the then effective Borrowing Base, the current total Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit). If requested by any Issuing Bank, the Borrower shall submit a letter of credit application on such Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and with respect to each notice provided by the Borrower above and any issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) the LC Exposure shall not exceed the LC Commitment and (B) the total Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amount and the then effective Borrowing Base).

        (c)    Expiration Date.    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

        (d)    Participations.    By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, each Issuing Bank that issues a Letter of Credit hereunder hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of any Issuing Bank that issues a Letter of Credit hereunder, such Lender's Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

        (e)    Reimbursement.    If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Chicago, Illinois time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago, Illinois time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Chicago, Illinois time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Chicago, Illinois time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank that issued such Letter of Credit the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank that issued such Letter of Credit or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

        (f)    Obligations Absolute.    The Borrower's obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit issued by such Issuing Bank against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, nor shall the provisions of Section 12.03 be construed to provide indemnity to such Issuing Bank with respect to any such failure or the consequences thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank that issued such Letter of Credit may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

        (g)    Disbursement Procedures.    Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

        (h)    Interim Interest.    If any Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

        (i)    Replacement of an Issuing Bank.    Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such resigning or replaced Issuing Bank and, in the case of a replacement, the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such resignation or replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.05(b). In the case of the replacement of an Issuing Bank, from and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

        (j)    Cash Collateralization.    If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower's obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, any Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower's and the Guarantors' obligations under this Agreement and the other Loan Documents in a "securities account" (within the meaning of Article 8 of the Uniform Commercial Code in effect from time to time in the State of Texas, the "UCC") over which the Administrative Agent shall have "control" (within the meaning of the UCC). Notwithstanding the foregoing, the Borrower may direct the Administrative Agent and the "securities intermediary" (within the meaning of the UCC) to invest amounts credited to the securities account, at the Borrower's risk and expense, in Investments described in Section 9.05(c) through (f). Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents.

If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

        Section 3.01    Repayment of Loans.    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

        Section 3.02    Interest.

        (a)    ABR Loans.    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

        (b)    Eurodollar Loans.    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

        (c)    Post-Default Rate.    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

        (d)    Interest Payment Dates.    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (e)    Interest Rate Computations.    All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

        Section 3.03    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

        (a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

        (b)   the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

        Section 3.04    Prepayments.

        (a)    Optional Prepayments.    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

        (b)    Notice and Terms of Optional Prepayment.    The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Chicago, Illinois time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Chicago, Illinois time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

        (c)    Mandatory Prepayments.

          (i)    If, as a result of, and after giving effect to, any termination or reduction of the Aggregate Maximum Credit Amount pursuant to Section 2.06(b), the total Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

          (ii)   Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(d)) or Section 8.13(c), if the total Credit Exposure exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall, within 30 days following receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, provide written notice (the "Election Notice") to the Administrative Agent stating the action which the Borrower proposes to take to remedy such excess, and the Borrower shall thereafter, at its option, either (A) within 60 days following the delivery of the Election Notice, prepay the Borrowings in an aggregate principal amount equal to such excess, (B) within 60 days following the delivery of the Election Notice, submit (and pledge as collateral) additional Oil and Gas Properties owned by the Borrower or its Subsidiaries for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Lenders deem sufficient in their sole discretion to eliminate such excess, or (C) within 60 days following the delivery of the Election Notice, eliminate such excess through a combination of prepayments and submission of additional Oil and Gas Properties as set forth in subclauses (A) and (B) above. If any excess remains after prepaying all of the Borrowings as a result of an LC

  Exposure, then the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). All payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

          (iii)  Upon the Mandatory Redetermination of the Borrowing Base pursuant to Section 2.07(d), if the total Credit Exposure exceeds the Borrowing Base as redetermined, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

          (iv)  Upon any adjustments to the Borrowing Base pursuant to Section 9.12, if the total Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral within one Business Day after the date it receives cash proceeds as a result of such disposition or such incurrence of Debt; provided that all payments required to be made pursuant to this Section 3.04(c)(iv) must be made on or prior to the Termination Date.

          (v)   Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

          (vi)  Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

        (d)    No Premium or Penalty.    Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

        Section 3.05    Fees.

        (a)    Commitment Fees.    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 365 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (b)    Letter of Credit Fees.    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall equal a percentage (being the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans) of the stated amount of each such Letter of Credit during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure,

(ii) to each Issuing Bank, for its own account, a fronting fee equal to 0.125% per annum of the stated amount of each such Letter of Credit during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500, and (iii) to each Issuing Bank, for its own account, its standard and customary administrative fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder. Participation fees and fronting fees with respect to any Letter of Credit shall be payable at the time of issuance of such Letter of Credit. Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (c)    Administrative Agent Fees.    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between or among the Borrower and the Administrative Agent, including the fees set forth in the Fee Letter.

ARTICLE IV
PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.

        Section 4.01    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a)   Payments by the Borrower.    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Chicago, Illinois time, on the date when due, in dollars that constitute immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b)   Application of Insufficient Payments.    Except to the extent provided otherwise in Section 10.02, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c)   Sharing of Payments by Lenders.    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

        Section 4.02    Presumption of Payment by the Borrower.    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

        Section 4.03    Certain Deductions by the Administrative Agent.    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

        Section 4.04    Disposition of Proceeds.    The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders and Secured Swap Providers of all of the Borrower's or each Guarantor's interest in and to production and all proceeds attributable thereto that may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, (a) the Administrative Agent and the Lenders agree that, so long as no Event of Default has occurred and is continuing, they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

ARTICLE V
INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

        Section 5.01    Increased Costs.

          (a)   Eurodollar Changes in Law.    If any Change in Law shall:

            (i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

            (ii)   impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

  and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b)   Capital Requirements.    If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or such Issuing Bank's capital or on the capital of such Lender's or such Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or such Issuing Bank's policies and the policies of such Lender's or such Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender's or such Issuing Bank's holding company for any such reduction suffered.

          (c)   Certificates.    A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

          (d)   Effect of Failure or Delay in Requesting Compensation.    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender's or such Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or such Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

        Section 5.02    Break Funding Payments.    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefor shall be delivered to the

Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

        Section 5.03    Taxes.

          (a)   Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall cause such Guarantor to make such deductions and (iii) the Borrower shall cause such Guarantor to pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b)   Payment of Other Taxes by the Borrower.    The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)   Indemnification by the Borrower.    The Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of such Agent, a Lender or an Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

          (d)   Evidence of Payments.    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)   Foreign Lenders.    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

          (f)    Tax Refunds.    If an Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        Section 5.04    Mitigation Obligations.

          (a)   Designation of Different Lending Office.    If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b)   Replacement of Lenders.    If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender defaults in its obligation to fund Loans hereunder, or (iv) any Lender has not approved (or is not deemed to have approved) an increase in the Borrowing Base proposed by the Administrative Agent pursuant to Section 2.07(c)(iii), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (B) require such Lender to be removed as a Lender under this Agreement and the other Loan Documents with a corresponding reduction in the Aggregate Maximum Credit Amount equal to the Maximum Credit Amount of such Lender; provided that (1) if a Lender is removed as a Lender hereunder, the Borrower has paid such Lender all amounts due and owing under this Agreement and the other Loan Documents, including, without limitation, all principal, accrued interest, fees and breakage costs, (2) in the case of a required assignment of interest, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (3) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (4) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        Section 5.05    Illegality.    Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender's obligation to make such Eurodollar Loans shall be suspended (the "Affected Loans") until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.01    Effective Date; Initial Loans.    This Agreement, and the obligations of the Lenders to make the initial Loans and any Issuing Bank to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

          (a)   The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (b)   The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and its Subsidiaries setting forth (i) resolutions of their respective board of directors (or comparable managing board) with respect to the authorization of the Borrower and its Subsidiaries to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower and its Subsidiaries (y) who are authorized to sign the Loan Documents to which the Borrower and such Subsidiaries are a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation, bylaws, articles of organization, regulations or comparable charter documents of the Borrower and its Subsidiaries, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

          (c)   The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and its Subsidiaries.

          (d)   The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

          (e)   The Administrative Agent shall have received duly executed Notes payable to the order of each Lender that has requested a Note in a principal amount equal to its Maximum Credit Amount dated as of the date hereof.

          (f)    The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the applicable Security Instruments. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report.

          (g)   The Administrative Agent shall have received opinions of special counsel to the Borrower and its Subsidiaries, and, as applicable and necessary (as determined by the Administrative Agent in its sole reasonable discretion), opinions of local counsel, in each case, in a form reasonably acceptable to the Administrative Agent and its counsel.

          (h)   The Administrative Agent shall have received a certificate of insurance coverage of the Borrower and its Subsidiaries evidencing that the Borrower and its Subsidiaries are carrying insurance in accordance with Section 7.13.

          (i)    The Administrative Agent and/or its counsel shall have received title information as they may reasonably require setting forth the status of title to at least 80% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report.

          (j)    The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and its Subsidiaries.

          (k)   The Administrative Agent shall have received the Initial Reserve Report.

          (l)    The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and its Subsidiaries in each jurisdiction requested by the Administrative Agent, other than Liens permitted by Section 9.03.

          (m)  The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer.

          (n)   The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower and its Subsidiaries certifying that the Borrower and its Subsidiaries have (i) received all consents and approvals required by Section 7.03 and (ii) no other Debt in respect of borrowed money.

          (o)   The Administrative Agent shall have received such other documents as the Administrative Agent or its special counsel may reasonably request.

        The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

        Section 6.02    Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a)   At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

          (b)   At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or condition that has or could reasonably be expected to have a Material Adverse Effect shall have occurred.

          (c)   The representations and warranties of the Borrower and its Subsidiaries set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

          (d)   The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or any Issuing Bank to violate, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no injunction or temporary restraining order shall enjoin, prohibit or restrain the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

          (e)   The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d).

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lenders that:

        Section 7.01    Organization; Powers.    Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

        Section 7.02    Authority; Enforceability.    The Transactions are within the Borrower's and each Guarantor's corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational and, if required, member or stockholder action (including, without limitation, any action required to be taken by any class of members, managers or directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower or each Guarantor is a party has been duly executed and delivered by the Borrower or such Guarantor and constitutes a legal, valid and binding obligation of the Borrower or such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        Section 7.03    Approvals; No Conflicts.    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, regulations, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or the Subsidiary (other than the Liens created by the Loan Documents).

        Section 7.04    Financial Condition; No Material Adverse Change.

          (a)   The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of operations, stockholders' equity and cash flows as of and for the fiscal year ended December 31, 2007, reported on by Hein & Associates LLP, and such financial statements present fairly, in all material respects and in conformity with GAAP, the financial position of the Borrower and its Subsidiaries as of such date and the results of their operations and their cash flows for such fiscal year.

          (b)   Since the date of the last delivery of financial statements pursuant to Section 8.01, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted in the ordinary course consistent with past business practices.

        Section 7.05    Litigation.

          (a)   Except as set forth on Schedule 7.05 or in any written notice hereafter delivered to the Administrative Agent to supplement Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

          (b)   Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

        Section 7.06    Environmental Matters.    Except as could not reasonably be expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect):

          (a)   neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws.

          (b)   no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws.

          (c)   all notices, permits, licenses, exemptions, approvals or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.

          (d)   to the knowledge of the Borrower all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws.

          (e)   the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

          (f)    to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with OPA requirements during the term of this Agreement.

          (g)   neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

        Section 7.07    Compliance with the Laws and Agreements; No Defaults.

          (a)   The Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          (b)   Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound.

          (c)   No Default has occurred and is continuing.

        Section 7.08    Investment Company Act.    Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

        Section 7.09    [Intentionally Deleted.]

        Section 7.10    Taxes.    The Borrower and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.

        Section 7.11    ERISA.

          (a)   The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

          (b)   Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

          (c)   Except as could not reasonably be expected to result in liability in excess of $1,000,000, no act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

          (d)   No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

          (e)   Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and no accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

          (f)    The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

          (g)   Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

          (h)   Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any Multiemployer Plan.

          (i)    Neither the Borrower, the Subsidiaries nor any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

        Section 7.12    Disclosure; No Material Misstatements.    The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Taken as a whole, none of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain material misstatements of fact or omit to state material facts necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. To the knowledge of the Borrower, there is no fact peculiar to the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and written statements furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions known to the Borrower in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

        Section 7.13    Insurance.    The Borrower has, and has caused all its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

        Section 7.14    Restriction on Liens.    Neither the Borrower nor any of its Subsidiaries is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease, and customary anti-assignment clauses applying to particular assets), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

        Section 7.15    Subsidiaries.    Except as set forth on Schedule 7.15 or as otherwise disclosed in writing from time to time to the Administrative Agent, (a) the Borrower has no Subsidiaries, (b) each Subsidiary is a Wholly-Owned Subsidiary and (c) neither the Borrower nor any Subsidiary has any Foreign Subsidiaries.

        Section 7.16    Location of Business and Offices.    The Borrower's jurisdiction of organization is Delaware, and the name of the Borrower as listed in the public records of Delaware is Ellora Energy Inc. (or as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(i) in accordance with Section 12.01). The Borrower's principal place of business is located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(i) and Section 12.01(c)). Each Subsidiary's jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(i)).

        Section 7.17    Properties; Titles, Etc.

          (a)   Except as disclosed in Schedule 7.17, the Borrower and its Subsidiaries each have good and defensible title in all material respects to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (excluding, to the extent this representation and warranty is deemed to be made after the Effective Date, any such Oil and Gas Properties sold or transferred in compliance with Section 9.12) and good title in all material respects to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or its Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower's or such Subsidiary's net revenue interest in such Property.

          (b)   All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to result in a Material Adverse Effect.

          (c)   The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

          (d)   All of the material Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

          (e)   The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

        Section 7.18    Maintenance of Properties.    Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties of the Borrower and its Subsidiaries (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Government Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of such Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no such Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) to the knowledge of the Borrower, none of the wells comprising a part of such Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Government Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower's or its Subsidiaries' past practices (other than those the failure of which to maintain in accordance with this Section 7.18 could not reasonably be expect to have a Material Adverse Effect).

        Section 7.19    Gas Imbalances, Prepayments.    As of the date hereof, except as set forth on Schedule 7.19, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 50 mmcf equivalent in the aggregate.

        Section 7.20    Marketing of Production.    Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property's delivery capacity), no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Borrower's or its Subsidiaries' Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

        Section 7.21    Swap Agreements.    Schedule 7.21, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

        Section 7.22    Use of Loans and Letters of Credit.    The proceeds of the Loans and the Letters of Credit shall be used (a) to renew and restate the Existing Indebtedness, (b) to provide working capital for exploration and production, and (c) for general corporate purposes of the Borrower and its Subsidiaries, including the acquisition of exploration and production properties. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

        Section 7.23    Solvency.    Before and after giving effect to the transactions contemplated hereby, (a) the aggregate assets, at a fair valuation, of the Borrower and the Guarantors, taken as a whole, do not exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, at a fair valuation, (b) each of the Borrower and the Guarantors has not incurred, and does not believe that it will incur, Debt beyond its ability to pay as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors does not have (and has no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII
AFFIRMATIVE COVENANTS

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        Section 8.01    Financial Statements; Other Information.    The Borrower will furnish to the Administrative Agent and each Lender:

          (a)   Annual Financial Statements.    As soon as available, but in any event in accordance with then applicable law and not later than 105 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Hein & Associates LLP or another firm of independent public accountants proposed by the Borrower and approved by the Administrative Agent (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

          (b)   Quarterly Financial Statements.    As soon as available, but in any event in accordance with then applicable law and not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

          (c)   Certificate of Financial Officer—Compliance.    Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

          (d)   Certificate of Financial Officer—Swap Agreements.    Concurrently with the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.21, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

          (e)   SEC and Other Filings; Reports to Shareholders.    Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its public shareholders generally, as the case may be.

          (f)    Notices Under Material Instruments.    Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

          (g)   Notice of Sales of Oil and Gas Properties.    In the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Hydrocarbon Interests constituting Collateral, or to which material proved reserves of oil or gas are attributed, or any Equity Interests in any Subsidiary of the Borrower in accordance with Section 9.12, prior written notice of such disposition, the price thereof and the anticipated date of closing.

          (h)   Notice of Casualty Events.    Prompt written notice, and in any event within five Business Days, after learning of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

          (i)    Information Regarding Borrower and Guarantors.    Prompt written notice (and in any event within ten (10) Business Days prior thereto) of any change (i) in the Borrower's or any Guarantor's corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower's or any Guarantor's chief executive office or principal place of business, (iii) in the Borrower's or any Guarantor's identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower's or any Guarantor's jurisdiction of organization or such Person's organizational identification number in such jurisdiction of organization, and (v) in the Borrower's or any Guarantor's federal taxpayer identification number.

          (j)    Production Report and Lease Operating Statements.    Concurrently with the delivery of each Reserve Report pursuant to Section 8.12(a) hereof, a report setting forth, for the six (6) month period ending the preceding December 31 and June 30, respectively, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such six (6) month period from the Oil and Gas Properties described in such Reserve Report, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such period.

          (k)   Notices of Certain Changes.    Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of organization, regulations, any preferred stock designation or any other material organic document of the Borrower or any Subsidiary.

          (l)    Other Requested Information.    Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent may reasonably request.

        Section 8.02    Notices of Material Events.    The Borrower will furnish to the Administrative Agent prompt written notice of the following:

          (a)   the occurrence of any Default;

          (b)   the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $2,000,000;

          (c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,000,000; and

          (d)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        Section 8.03    Existence; Conduct of Business.    The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

        Section 8.04    Payment of Obligations.    The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.

        Section 8.05    Performance of Obligations under Loan Documents.    The Borrower will pay the Loans and the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

        Section 8.06    Operation and Maintenance of Properties.    Except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect, the Borrower, at its own expense, will, and will cause each Subsidiary to:

          (a)   operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom.

          (b)   keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material producing Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.

          (c)   promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its proved Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

          (d)   promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its proved Oil and Gas Properties and other material Properties.

        To the extent the Borrower is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

        Section 8.07    Insurance.    The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as "additional insureds" and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

        Section 8.08    Books and Records; Inspection Rights.    The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.

        Section 8.09    Compliance with Laws.    The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        Section 8.10    Environmental Matters.

          (a)   The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary's Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from the Borrower's or any of its Subsidiaries' Properties or any other Property to the extent caused by Borrower's or any of its Subsidiaries' operations except in compliance with applicable Environmental Laws, the disposal or release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all notices, permits, licenses, exemptions, approvals, registrations or other authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower's or its Subsidiaries' Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the "Remedial Work") in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other release of any oil, oil and gas waste, hazardous substance or solid waste on, under, about or from the Borrower's or any of its Subsidiaries' Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower's and its Subsidiaries' obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

          (b)   The Borrower will promptly, but in no event later than five Business Days of the occurrence thereof, or of the Borrower obtaining knowledge thereof, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Subsidiaries or their Properties of which the Borrower has knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $2,000,000, not fully covered by insurance, subject to normal deductibles.

          (c)   The Borrower will, and will cause each Subsidiary to, undertake reasonable environmental audits and tests upon reasonable request by the Administrative Agent no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the

  Administrative Agent or the Lenders by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.

        Section 8.11    Further Assurances.

          (a)   The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

          (b)   The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

        Section 8.12    Reserve Reports.

          (a)   On or before April 1st and October 1st of each year, commencing October 1, 2008, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared as of the immediately preceding January 1st or July 1st, respectively. The Reserve Report as of January 1 of each year shall be prepared by the Borrower and audited by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Borrower.

          (b)   In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be based on information that was prepared in good faith based upon assumptions believed to be reasonable at the time and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report except that the Properties covered by such report may, in the discretion of the Borrower, be limited to the proved Oil and Gas Properties acquired since the last redetermination of the Borrowing Base. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b)(ii), the Borrower shall provide such Reserve Report with an "as of" date as required by the Administrative Agent as soon as possible, but in any event no later than forty-five (45) days following the receipt of such request.

        Section 8.13    Title Information.

          (a)   As of the date hereof, the Administrative Agent or its counsel shall have received satisfactory title information on at least 80% of the total value of the proved Oil and Gas Properties evaluated in the Initial Reserve Report. Additionally, on or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the proved Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered, satisfactory title information on at least 80% of the total value of the proved Oil and Gas Properties evaluated by such Reserve Report.

          (b)   If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that it shall have received, together with title information previously delivered, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

          (c)   If the Borrower is unable to cure any title defect requested to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by any Agent or the Lenders. To the extent that the Administrative Agent is not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base and, as applicable, Conforming Borrowing Base, shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base and, as applicable, Conforming Borrowing Base, shall become effective immediately after receipt of such notice.

        Section 8.14    Additional Collateral; Additional Guarantors.

          (a)   In connection with each redetermination of the Borrowing Base and, as applicable, Conforming Borrowing Base, the Borrower shall review the Reserve Report to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the proved Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (subject only to Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on additional proved Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

          (b)   The Borrower shall promptly cause each Domestic Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause such Domestic Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement executed by such Domestic Subsidiary, (ii) pledge all of the Equity

  Interests of such Domestic Subsidiary (including, without limitation, delivery of original stock certificates or other certificates evidencing the Equity Interests of such Domestic Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

        Section 8.15    ERISA Compliance.    Except as could not reasonably be expected to result in liability to the Borrower and its Subsidiaries of $2,000,000 or more individually or in the aggregate, the Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (a) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (b) promptly upon becoming aware of the occurrence of any ERISA Event or of any "prohibited transaction," as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) promptly upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Borrower and its Subsidiaries of $2,000,000 or more individually or in the aggregate, the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

ARTICLE IX
NEGATIVE COVENANTS

        Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        Section 9.01    Financial Covenants.

          (a)   Current Ratio.    Commencing with the fiscal quarter ending March 31, 2008, the Borrower will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities (excluding any current liabilities to pay principal on the Loans and non-cash obligations under FAS 133) to be less than 1.0 to 1.0.

          (b)   Consolidated Total Debt to Consolidated EBITDAX.    Commencing with the fiscal quarter ending March 31, 2008, the Borrower will not permit, as of the last day of any fiscal quarter, its ratio of Consolidated Total Debt (for the fiscal quarter ending on such date) to Annualized Consolidated EBITDAX to be greater than 3.5 to 1.0 for each fiscal quarter.

        Section 9.02    Debt.    The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

          (a)   the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents.

          (b)   Debt of the Borrower and its Subsidiaries existing on the date hereof that is reflected in the Financial Statements.

          (c)   Debt under Capital Leases or non-recourse purchase money Debt not to exceed $2,000,000 at any time.

          (d)   Debt associated with worker's compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in connection with the operation of the Oil and Gas Properties.

          (e)   intercompany Debt between the Borrower, or between the Borrower and any Subsidiary or between any Subsidiary and any other Subsidiary to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or one of its Wholly-Owned Subsidiaries, and, provided further, that any such Debt owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement, or otherwise on terms, and pursuant to documentation, acceptable to the Administrative Agent.

          (f)    endorsements of negotiable instruments for collection in the ordinary course of business.

          (g)   other Debt not to exceed $5,000,000 in the aggregate at any one time outstanding.

        To satisfy the requirements set forth in the second proviso to clause (e) above, the Borrower hereby subordinates and makes inferior any and all intercompany Debt now or at any time hereafter owed by any Guarantor to the Borrower to the Indebtedness, and agrees that if an Event of Default shall have occurred and be continuing, not to permit any such Guarantor to repay, or to accept payment from any such Guarantor of, such Debt or any part thereof without the prior written consent of the Lenders.

        Section 9.03    Liens.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

          (a)   Liens securing the payment of any Indebtedness.

          (b)   Excepted Liens.

          (c)   Liens securing Capital Leases or purchase money Debt permitted by Section 9.02(c) but only on the Property under lease or so purchased (together with accessions and additions thereto).

          (d)   Liens on Property not constituting collateral for the Indebtedness and not otherwise permitted by the foregoing clauses of this Section 9.03; provided that the aggregate principal or face amount of all Debt secured by Liens described in this Section 9.03(d) shall not exceed $1,000,000.

        Section 9.04    Restricted Payments.    The Borrower will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except, provided no Default or Event of Default exists on the date any such distribution is declared or paid, Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests.

        Section 9.05    Investments, Loans and Advances.    The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

          (a)   Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05.

          (b)   accounts receivable arising in the ordinary course of business.

          (c)   direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

          (d)   commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody's.

          (e)   deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company's most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody's, respectively or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency).

          (f)    deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).

          (g)   Investments (i) made by the Borrower in or to any Subsidiary which is a Guarantor and with respect to which 100% of the issued and outstanding Equity Interests have been pledged to Administrative Agent, and (ii) made by any Guarantor in or to the Borrower or any other Guarantor.

          (h)   repurchase agreements of a commercial bank in the United States and Canada if the commercial paper of such bank or of the bank holding company of which such bank is a wholly owned subsidiary is rated in the highest rating categories of S&P, Moody's, or any other rating agency satisfactory to the Required Lenders, that are fully secured by securities described in Section 9.05(c).

          (i)    Investments arising from the endorsement of financial instruments in the ordinary course of business.

          (j)    other Investments not to exceed $5,000,000 in the aggregate at any time.

        Section 9.06    Nature of Business; International Operations.    The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Borrower will not, and will not permit any Subsidiary to conduct marketing and trading of Hydrocarbons, except that the Borrower and each Subsidiary may market its own Hydrocarbon production (including production owned by others from Oil and Gas Properties that it operates), and each Subsidiary that owns and operates gathering systems may buy and sell gas from third parties in the ordinary course of its business. From and after the date hereof, the Borrower and its Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States including the outer continental shelf thereof.

        Section 9.07    Limitation on Leases.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests and leases of compressors), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $2,000,000 in any period of twelve consecutive calendar months during the life of such leases.

        Section 9.08    Proceeds of Notes/Loans.    The Borrower will not permit the Loans or the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.22. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which could cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

        Section 9.09    ERISA Compliance.    Except as could not reasonably be expected to result in liability to the Borrower and its Subsidiaries of $2,000,000 or more individually or in the aggregate, the Borrower and the Subsidiaries will not at any time:

          (a)   engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, either of which would have a Material Adverse Effect.

          (b)   terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of the Borrower, a Subsidiary or any ERISA Affiliate to the PBGC.

          (c)   fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect.

          (d)   permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $1,000,000.

          (e)   permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, a Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

          (f)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

          (g)   acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or a Subsidiary or with respect to any ERISA Affiliate of the Borrower or a Subsidiary if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, or (ii) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of $1,000,000.

          (h)   incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA.

          (i)    contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability other than for benefits accrued or claims incurred on or before such termination.

          (j)    amend, or permit any ERISA Affiliate to amend, a Plan resulting in a material increase in current liability such that the Borrower, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

        Section 9.10    Sale or Discount of Receivables.    Except for receivables obtained by the Borrower or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, neither the Borrower nor any Subsidiary will discount or sell (with or without recourse) to any other Person that is not the Borrower or a Guarantor any of its notes receivable or accounts receivable.

        Section 9.11    Mergers, Etc.    Neither the Borrower nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a "consolidation"); provided that any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving entity) or any other Subsidiary that is a Domestic Subsidiary (provided that if one of such parties to the consolidation is a Foreign Subsidiary, such Domestic Subsidiary shall be the continuing or surviving Person) and if one of such Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary.

        Section 9.12    Sale of Properties.    The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer to any Person other than a Subsidiary or the Borrower (collectively in this section, "transfer") any Oil and Gas Property containing proved reserves constituting a portion of the Borrowing Base, any Oil and Gas Property consisting of gas gathering systems, or any Subsidiary owning any such Oil and Gas Property, unless (a) no Event of Default will exist after the consummation of such transfer and the application of the proceeds thereof; (b) the total Credit Exposure does not exceed the Conforming Borrowing Base at the time of such transfer or, if there is such an excess, it is not increased after giving effect to such transfer and the application of the proceeds thereof; (c) the aggregate value (which, for purposes hereof, shall mean the value the Administrative Agent attributes to such Oil and Gas Property for purposes of the most recent redetermination of the Borrowing Base and/or Conforming Borrowing Base) of such Oil and Gas Properties transferred pursuant to this Section 9.12 (either directly or by means of the transfer of Equity Interests in a Subsidiary) in any period between Scheduled Redeterminations shall not exceed five percent (5%) of the Conforming Borrowing Base then in effect, and (d) the proceeds of such transfer shall be applied as required under the following sentence. Upon any such transfer, the Borrowing Base and the Conforming Borrowing Base shall each be reduced by an amount equal to the aggregate value of such transferred Oil and Gas Properties, and the Borrower shall apply the net proceeds of such transfer (after costs of transfer), up to the amount of such aggregate value, to reduce the total Credit Exposures. Notwithstanding the foregoing, this Section 9.12 shall not prohibit, and "transfer" shall not include: (i) the transfer of Hydrocarbons in the ordinary course of business, (ii) farmouts, sales or other dispositions of undeveloped acreage and assignments in connection with such transactions, (iii) the transfer of equipment in the ordinary course of business or that is no longer necessary for the business of the Borrower or such Subsidiary or is replaced by equipment of at least comparable value and use, or (iv) the transfer of Subsidiaries that own no proved reserves of oil or gas and no gas gathering systems.

        Section 9.13    Environmental Matters.    The Borrower will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

        Section 9.14    Transactions with Affiliates.    The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower, the Guarantors and Wholly-Owned Subsidiaries of the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

        Section 9.15    Subsidiaries.    The Borrower will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Borrower give prior written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b). The Borrower will not, and will not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary. Neither the Borrower nor any Subsidiary shall have any Foreign Subsidiaries.

        Section 9.16    Subsidiary Indebtedness and Preferred Stock.    The Borrower will not and will not, permit any Subsidiary to, issue preferred stock or create, incur or assume any Debt, except for Debt permitted under Section 9.02.

        Section 9.17    Negative Pledge Agreements.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its

Property in favor of the Administrative Agent and the Lenders or restricts any Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments, (b) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license, (c) any contract, agreement or understanding creating Liens on Capital Leases permitted by Section 9.03(c) (but only to the extent related to the Property on which such Liens were created), or (d) any restriction with respect to a Subsidiary imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the equity or Property of such Subsidiary (or the Property that is subject to such restriction) pending the closing of such sale or disposition.

        Section 9.18    Take-or-Pay or Other Prepayments.    The Borrower will not allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary.

        Section 9.19    Swap Agreements.    The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreements with any Person other than (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 80% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties of the Borrower and its Subsidiaries for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, and which Swap Agreements shall not, in any case, have a tenor of greater than five (5) years, and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect in respect of interest rates) do not exceed 100% of the then outstanding principal amount of the Borrower's Debt for borrowed money, and which Swap Agreements shall not, in any case, have a tenor of greater than five (5) years; provided, that, the Borrower may enter into Swap Agreements consisting solely of a floor price (i.e., floor, put or option) so long as the amount of Hydrocarbons which are the subject of any such Swap Agreement in existence at any such time do not exceed 100% of the Borrower's anticipated total proved production during the term of any such existing Swap Agreement. In no event shall any Swap Agreement entered into hereafter by the Borrower or any Subsidiary contain any requirement, agreement or covenant for the Borrower or any Subsidiary to post cash or other collateral or margin to secure its obligation under such Swap Agreement or to cover mark to market exposures or that allows any Secured Swap Provider to terminate its Swap Agreements due to the assignment of its (or its Affiliate Lender's) Loans unless such Swap Agreements cease to be secured by the Security Instruments after such assignment.

        Section 9.20    Ellora Holdings.    The Borrower will not, and will not permit any Subsidiary to, incur any liability, Debt or obligation to Ellora Holdings of any nature, or have any liability (whether by operation of law or otherwise) for any liability, Debt or obligation of Ellora Holdings. The Borrower will not permit Ellora Holdings to own any Property or conduct any operations other than to act as a nominee to hold record title to certain assets for the benefit of unrelated third parties.

ARTICLE X
EVENTS OF DEFAULT; REMEDIES

        Section 10.01    Events of Default.    One or more of the following events shall constitute an "Event of Default":

          (a)   the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

          (b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

          (c)   any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other material document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made. As used herein, "material document" means a document that may not be terminated by the Borrower or a Subsidiary in its sole discretion at any time without material liability.

          (d)   the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01, Section 8.02, Section 8.03, Section 8.07, Section 8.15 or in Article IX.

          (e)   the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender).

          (f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure is not cured within any applicable grace period.

          (g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of any applicable notice and the lapse of any applicable care period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any Subsidiary to make an offer in respect thereof.

          (h)   (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debt, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, or similar law now or hereafter in effect, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, which appointment shall continue undismissed for 60 days.

          (i)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

          (j)    the Borrower or any Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

          (k)   one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment.

          (l)    the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

          (m)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding (i) $2,000,000 in any year or (ii) $4,000,000 for all periods.

          (n)   a Change in Control shall occur.

        Section 10.02    Remedies.

          (a)   In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

          (b)   In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

          (c)   All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; fourth, pro rata to principal outstanding on the Loans and Indebtedness referred to in Clause (b) of the definition of Indebtedness owing to a Lender or an Affiliate of a Lender; fifth, to any other Indebtedness; sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI
THE AGENTS

        Section 11.01    Appointment; Powers.    Each of the Lenders and each Issuing Bank hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

        Section 11.02    Duties and Obligations of Administrative Agent.    The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.

        Section 11.03    Action by Administrative Agent.    The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that it is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases it shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Arranger shall not have any obligation to perform any act in respect thereof. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

        Section 11.04    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Administrative Agent's record of such statement, except in the case of gross negligence or willful misconduct by such Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Agents may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

        Section 11.05    Subagents.    The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Section 11.06    Resignation of Agents.    Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, any Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with and upon the approval of the Borrower (so long as no Event of Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent's resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

        Section 11.07    Agents as Lenders.    Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

        Section 11.08    No Reliance.    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Agents nor the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

        Section 11.09    Authority to Release Collateral and Liens.    Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold, transferred or released pursuant to the terms of the Loan Documents. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower's sole cost and expense, any and all releases of Liens, releases of Guaranty Agreements, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale, transfer or release of Property (including Equity Interests in a Subsidiary) to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents.

        Section 11.10    The Arranger and Agents.    Neither the Arranger, the Syndication Agent, nor any Documentation Agent shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

        Section 11.11    Filing of Proofs of Claim.    In case of any Default or Event of Default under Section 10.01(g), Section 10.01(h) or Section 10.01(i), the Administrative Agent (regardless of whether the principal of any Loan or LC Exposure shall then be due and payable and regardless of whether the Administrative Agent has made any demand on the Borrower or any Guarantor) shall be entitled and empowered, by intervention in such proceeding or otherwise:

          (a)   to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Indebtedness that is owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent under Section 3.05 and Section 12.03) allowed in such judicial proceeding; and

          (b)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Administrative Agent; and (ii) if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Each Lender retains its right to file and prove a claim separately.

ARTICLE XII
MISCELLANEOUS

        Section 12.01    Notices.

          (a)   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (i)    if to the Borrower, to it at 5665 Flatiron Parkway, Boulder, Colorado 80301, Attention: Steven R. Enger (Telecopy No. (303) 417-1000);

            (ii)   if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 3rd Floor, Mail Code TX1-2911, Dallas, Texas 75201, Attention: J. Scott Fowler (Telecopy No. (214) 965-3280); with a copy to: JPMorgan Chase Bank, N.A., 10 S. Dearborn,

    Suite 0010, Chicago, Illinois 60670-0010, Attention: Nanette Wilson (Telecopy No. (312) 385-7096); and

            (iii)  if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

          (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        Section 12.02    Waivers; Amendments.

          (a)   No failure on the part of any Agent, any Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

          (b)   Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base or Conforming Borrowing Base without the written consent of each Lender, or modify Section 2.07 without the consent of each Lender, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 8.14 or change the definition of the terms "Domestic Subsidiary", "Foreign Subsidiary" or "Subsidiary", without the written consent of each Lender, (vii) release any Guarantor (except as provided in the Guaranty Agreement or in Section 11.09), release all or substantially all of the collateral (other than as provided in Section 11.09) or reduce the percentage set forth in Section 8.14(a) to less than 80% without the written consent of each Lender, (viii) change any of the provisions of Section 10.02(c), this Section 12.02(b) or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders or Secured Swap Providers required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender and, if applicable, each Secured Swap Provider or (ix) change the description of the obligations secured or guaranteed by the Security Instruments or the priority of payments set forth in Section 10.02(c) without the written consent of each Lender or Secured Swap Provider adversely affected thereby, provided that the addition of a new secured obligation shall not be deemed to adversely affect any other secured party; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.15 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

        Section 12.03    Expenses, Indemnity; Damage Waiver.

          (a)   The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b)   BORROWER SHALL INDEMNIFY THE ARRANGER, EACH AGENT, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN "INDEMNITEE") AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS,

  DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY ANY ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT ISSUED BY SUCH ISSUING BANK IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS SUBSIDIARIES BY THE BORROWER AND ITS SUBSIDIARIES, (vi) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (vii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (viii) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY, (ix) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (x) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, (xi) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (xii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER

  WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (B) RELATE TO CLAIMS BETWEEN OR AMONG ANY OF THE LENDERS, THE AGENT, ARRANGER OR ANY OF THEIR SHAREHOLDERS, PARTNERS OR MEMBERS OR (C) IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE AGENT OR ANY LENDER OR THEIR SUCCESSORS OR ASSIGNS DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS SHALL HAVE OBTAINED POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).

          (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent or any Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent or such Issuing Bank, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent or such Issuing Bank in its capacity as such.

          (d)   To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e)   All amounts due under this Section 12.03 shall be payable promptly after written demand therefor.

          (f)    Notwithstanding any other provisions of this Section 12.03, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any state.

        Section 12.04    Successors and Assigns.

          (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Secured Swap Providers and the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of: (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and (B) the Administrative Agent and any Issuing Bank, provided that no such consent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

            (ii)   Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000, and the Commitments of any assigning Lender remaining a party hereto after giving effect to the assignment shall be at least $10,000,000, unless, in each case, the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement; (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall deliver notice of the Assignment and Assumption to the Borrower; and (E) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.02(b) that affects such CLO.

            (iii)  Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

            (iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, each Issuing Bank and each Lender.

            (v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

          (c)   (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

            (ii)   A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

          (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        Section 12.05    Survival; Revival; Reinstatement.

          (a)   All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

          (b)   To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent's, and the Lenders' Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent or the Lenders to effect such reinstatement.

        Section 12.06    Counterparts; Integration; Effectiveness.

          (a)   This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

          (b)   This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Arranger and the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

        THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

          (c)   Except as provided in Section 6.01(a), this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        Section 12.07    Severability.    Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        Section 12.08    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower or any Subsidiary owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

        Section 12.09    Governing Law; Jurisdiction; Consent to Service of Process.

          (a)   THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

          (b)   ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF TEXAS, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

          (c)   EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

          (d)   EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

        Section 12.10    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        Section 12.11    Confidentiality.    Each of the Agents, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the express benefit of the Borrower containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 12.11, "Information" means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, any party hereto (and each employee, representative or other agent of such party) may disclose without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to that party relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions, as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

        Section 12.12    EXCULPATION PROVISIONS.    EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY RESULT, SUBJECT TO THE TERMS HEREOF AND THEREOF AND APPLICABLE LAW, IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT "CONSPICUOUS."

        Section 12.13    No Third Party Beneficiaries.    This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and each Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any Subsidiary of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, any Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.

        Section 12.14    Collateral Matters; Swap Agreements.    No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Swap Agreements.

        Section 12.15    US Patriot Act Notice.    Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

        [Signatures Begin Next Page]

        The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	ELLORA ENERGY INC.
	By:	/s/ STEVEN R. ENGER Steven R. Enger, Chief Financial Officer

ADMINISTRATIVE AGENT/LENDER:	JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender
	By:	/s/ J. SCOTT FOWLER J. Scott Fowler, Senior Vice President

SYNDICATION AGENT/LENDER:	KEYBANK, N.A., as Syndication Agent and a Lender
	By:	/s/ THOMAS RAJAN
	Name:	Thomas Rajan
	Title:	Managing Director

CO-DOCUMENTATION AGENT/LENDER:	GUARANTY BANK, FSB, as a Co-Documentation Agent and a Lender
	By:	/s/ JAMES A. MORGAN
	Name:	James A. Morgan
	Title:	Corporate Banking Officer

CO-DOCUMENTATION AGENT/LENDER:	FORTIS CAPITAL CORP., as a Co-Documentation Agent and a Lender
	By:	/s/ DAVID MONTGOMERY
	Name:	David Montgomery
	Title:	Director
	By:	/s/ ILENE FOWLER
	Name:	Ilene Fowler
	Title:	Director

CO-DOCUMENTATION AGENT/LENDER:	COMPASS BANK, as a Co-Documentation Agent and a Lender
	By:	/s/ GREG M. DETERMAN
	Name:	Greg M. Determan
	Title:	Vice President

LENDER:	BANK OF SCOTLAND PLC, as a Lender
	By:	/s/ KAREN WEICH
	Name:	Karen Weich
	Title:	Vice President

LENDER:	UNION BANK OF CALIFORNIA, N.A., as a Lender
	By:	/s/ JARRED BOURGEOIS
	Name:	Jarred Bourgeois
	Title:	Vice President

LENDER:	WELLS FARGO BANK, N.A., as a Lender
	By:	/s/ ART KRASNY
	Name:	Art Krasny
	Title:	Vice President

LENDER:	U.S. BANK NATIONAL ASSOCIATION, as a Lender
	By:	/s/ JUSTIN M. ALEXANDER
	Name:	Justin M. Alexander
	Title:	Vice President

LENDER:	ALLIED IRISH BANKS, P.L.C., as a Lender
	By:	/s/ VAUGH BUCK
	Name:	Vaugh Buck
	Title:	Director
	By:	/s/ AIDAN LANIGAN
	Name:	Aidan Lanigan
	Title:	Vice President

LENDER:	NATIXIS, as a Lender
	By:	/s/ DONOVAN C. BROUSSARD
	Name:	Donovan C. Broussard
	Title:	Managing Director
	By:	/s/ LIANA TCHERNYSHEVA
	Name:	Liana Tchernysheva
	Title:	Director

LENDER:	THE BANK OF NOVA SCOTIA, as a Lender
	By:	/s/ DAVID MILLS
	Name:	David Mills
	Title:	Director

LENDER:	GUARANTY BANK AND TRUST COMPANY, as a Lender
	By:	/s/ GAIL J. NOFSINGER
	Name:	Gail J. Nofsinger
	Title:	Senior Vice President

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Name of Lender	Applicable Percentage	Maximum Credit Amount
JPMorgan Chase Bank, N.A.	10.500%	$42,000,000.00
KeyBank, N.A.	10.250%	$41,000,000.00
Guaranty Bank, FSB	10.250%	$41,000,000.00
Fortis Capital Corp.	10.250%	$41,000,000.00
Compass Bank	10.250%	$41,000,000.00
Bank of Scotland plc	7.000%	$28,000,000.00
Union Bank of California, N.A.	7.000%	$28,000,000.00
Wells Fargo Bank, N.A.	7.000%	$28,000,000.00
U.S. Bank National Association	7.000%	$28,000,000.00
Allied Irish Banks, p.l.c.	7.000%	$28,000,000.00
Natixis	4.500%	$18,000,000.00
The Bank of Nova Scotia	4.500%	$18,000,000.00
Guaranty Bank and Trust Company	4.500%	$18,000,000.00

TOTAL	100.00000%	$400,000,000.00

Annex I
 ELLORA ENERGY INC.
 Credit Agreement

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 200_

        FOR VALUE RECEIVED, ELLORA ENERGY INC., a Delaware corporation (the "Borrower") hereby promises to pay to the order of [                                    ] (the "Lender"), at the principal office of JPMorgan Chase Bank, N.A. (the "Administrative Agent"), at [                                    ], the principal sum of [                                    ] Dollars ($[                                    ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

        The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

        This Note is one of the Notes referred to in the Amended and Restated Credit Agreement, dated as of May 1, 2008, among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Amended and Restated Credit Agreement as the same may be amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"). Capitalized terms used in this Note have the respective meanings assigned to them in the Credit Agreement.

        This Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

        THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

ELLORA ENERGY INC.
By:
Name:
Title:

A-1

EXHIBIT B

FORM OF BORROWING REQUEST

[                                    ], 200[            ]

        Ellora Energy Inc., a Delaware corporation (the "Borrower"), pursuant to Section 2.03 of the Amended and Restated Credit Agreement dated as of May 1, 2008 (together with all amendments, restatements, supplements or other modifications thereto, the "Credit Agreement"), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents and lenders (the "Lenders") which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

            (i)  Aggregate amount of the requested Borrowing is $ [                                    ];

           (ii)  Date of such Borrowing is [                                    ], 200[            ];

          (iii)  Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

          (iv)  In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [                                    ];

           (v)  Amount of Borrowing Base in effect on the date hereof is $ [                                    ];

          (vi)  Total Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $ [                                    ]; and

         (vii)  Pro forma total Credit Exposures (giving effect to the requested Borrowing) is $[                                    ]; and

        (viii)  Location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                      ]
[                                      ]
[                                      ]
[                                      ]
[                                      ]

        The undersigned certifies that he/she is the [                                    ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not in his/her individual capacity) that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

ELLORA ENERGY INC.
By:
Name:
Title:

B-1

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[                                    ], 200[            ]

        Ellora Energy Inc., a Delaware corporation (the "Borrower"), pursuant to Section 2.04 of the Amended and Restated Credit Agreement dated as of May 1, 2008 (together with all amendments, restatements, supplements or other modifications thereto, the "Credit Agreement"), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents and lenders (the "Lenders") which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

            (i)  The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [                        ];

           (ii)  The effective date of the election made pursuant to this Interest Election Request is [                        ], 200[            ];[and]

          (iii)  The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

         [(iv)  [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [                        ]].

The undersigned certifies that he/she is the [                        ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower (and not in his/her individual capacity) that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

ELLORA ENERGY INC.
By:
Name:
Title:

C-1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

        The undersigned hereby certifies that he/she is the [                        ] of Ellora Energy Inc., a Delaware corporation (the "Borrower"), and that as such he/she is authorized to execute this certificate on behalf of such Borrower. With reference to the Amended and Restated Credit Agreement dated as of May 1, 2008 (together with all amendments, restatements, supplements or other modifications thereto being the "Agreement"), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents and lenders (the "Lenders") which are or become a party thereto, the undersigned represents and warrants on behalf of the Borrower (and not in his/her individual capacity) to the best of his/her knowledge after reasonable enquiry as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):

          (a)   The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Required Lenders have expressly consented in writing to the contrary.

          (b)   The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

          (c)    Since                                    , no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

          (d)   There exists no Default or Event of Default [or specify Default and describe].

          (e)   Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [                        ].

        EXECUTED AND DELIVERED this [                        ] day of [                        ].

ELLORA ENERGY INC.
By:
Name:
Title:

D-1

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

        Reference is made to the Amended and Restated Credit Agreement, dated as of May 1, 2008 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the "Credit Agreement"), among Ellora Energy Inc., the Lenders and other Agents named therein and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

        The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

        This Assignment and Assumption is being delivered to the Administrative Agent (with a copy to the Borrower) together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 5.03(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.04(b) of the Credit Agreement.

        This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of Texas.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment

("Assignment Date"):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$		%
Loans:

E-1

        The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:
[Name of Assignee], as Assignee
By:
Name:
Title:

        The undersigned hereby consent to the within assignment:(1)

ELLORA ENERGY INC.	JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank
By:	By:
Name:	Name:
Title:	Title:

(1)
Consents to be included to the extent required by Section 12.04(b) of the Credit Agreement.

E-2

EXHIBIT F

FORM OF BORROWER PLEDGE AGREEMENT

        THIS PLEDGE AGREEMENT (this "Agreement") is made as of                                    , 200            , by Ellora Energy Inc., a Delaware corporation (herein called "Pledgor"), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the ratable benefit of Lenders (as defined below), and, in the case of any Swap Agreement (as defined in the Credit Agreement), any Secured Swap Provider (as defined in the Credit Agreement) (herein called "Pledgee").

W I T N E S S E T H:

        WHEREAS, Pledgor, as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the other Agents, and Lenders are parties to that certain Amended and Restated Credit Agreement (as may be amended from time to time, the "Credit Agreement") dated as of May 1, 2008, pursuant to which Lenders have agreed to make loans and other extensions of credit to Borrower for the purposes set forth therein; and

        WHEREAS, pursuant to the terms of the Credit Agreement, and as a condition precedent to the loans and extensions of credit thereunder, Pledgor is required to execute and deliver to Pledgee a pledge agreement granting to Pledgee, for the benefit of Lenders and, in the case of any Swap Agreement, any Secured Swap Provider, a security interest in the Collateral (as defined herein); and

        WHEREAS, the Board of Directors have determined that Pledgor's execution, delivery and performance of this Agreement may reasonably be expected to benefit Pledgor, directly or indirectly, and are in the best interests of Pledgor.

        NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to extend credit under the Credit Agreement, Pledgor hereby agrees with Pledgee as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

        Section 1.1    General Definitions.    As used herein, the terms defined above shall have the meanings indicated above, and the following terms shall have the following meanings:

        "Code" means the Uniform Commercial Code in effect in the State of Texas on the date hereof.

        "Collateral" means all property of whatever type, in which Pledgee at any time has a security interest pursuant to Section 2.1 hereof.

        "Commitment" means the agreement or commitment by Lenders to make loans, acquire participations in Letters of Credit or otherwise extend credit to Pledgor under the Credit Agreement, and any other agreement, commitment, statement of terms or other document contemplating the making of loans or advances or other extension of credit by Lenders to or for the account of Pledgor which is now or at any time hereafter intended to be secured by the Collateral under this Agreement.

        "Equity" means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest of each Subsidiary (as defined in Section 2.1(a) hereof).

        "Lender" means any financial institution reflected on Annex I to the Credit Agreement and its successors and assigns, and "Lenders" shall mean all Lenders.

        "Obligation Documents" means the Credit Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments now or hereafter executed, the other Loan

Documents, and all other documents and instruments under, by reason of which, or pursuant to which any or all of the Obligations are evidenced, governed, secured, or otherwise dealt with, and all other agreements, certificates, and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.

        "Obligations" means all present and future indebtedness, obligations and liabilities of whatever type which are or shall be secured pursuant to Section 2.2 hereof.

        "Other Liable Party" means any Person, other than Pledgor, but including the Subsidiaries, who may now or may at any time hereafter be primarily or secondarily liable for any of the Obligations or who may now or may at any time hereafter have granted to Pledgee or Lenders a Lien upon any property as security for the Obligations.

        "Pledged Equity" has the meaning given it in Section 2.1(a) hereof.

        Section 1.2    Other Definitions.    Reference is hereby made to the Credit Agreement for a statement of the terms thereof. All capitalized terms used in this Agreement which are defined in the Credit Agreement and not otherwise defined herein shall have the same meanings herein as set forth therein. All terms used in this Agreement which are defined in the Code and not otherwise defined herein or in the Credit Agreement shall have the same meanings herein as set forth in the Code, except where the context otherwise requires.

        Section 1.3    Exhibits.    All exhibits attached to this Agreement are a part hereof for all purposes.

        Section 1.4    Amendment of Defined Instruments.    Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document, provided that nothing contained in this Section 1.4 shall be construed to authorize any Person to execute or enter into any such renewal, extension, amendment, modification, supplement or restatement.

        Section 1.5    References and Titles.    All references in this Agreement to Exhibits, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Section" and "this subsection" and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs. The word "or" is not exclusive, and the word "including" (in all of its forms) means "including without limitation". Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.

ARTICLE II
SECURITY INTEREST

        Section 2.1    Grant of Security Interest.    As collateral security for all of the Obligations, Pledgor hereby pledges and assigns to Pledgee and grants to Pledgee a continuing security interest for the benefit of Lenders (and any Secured Swap Provider) in and to all of the following rights, interests and property:

          (a)   all of the issued and outstanding Equity of                                    ,                                     , and each other Subsidiary hereafter created, acquired or designated by Pledgor (collectively, the "Subsidiaries," and each individually, a "Subsidiary") now owned or hereafter acquired by Pledgor including, without limitation, the Equity of each Subsidiary owned by Pledgor on the date hereof (all of the foregoing being herein sometimes called the "Pledged Equity");

          (b)   any and all proceeds or other sums arising from or by virtue of, and all dividends and distributions (cash or otherwise) payable and/or distributable with respect to, all or any of the Pledged Equity; and

          (c)   all cash, securities, dividends and other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and any other property substituted or exchanged therefor.

        Section 2.2    Obligations Secured.    The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, indebtedness and liabilities, whether now existing or hereafter incurred:

          (a)   Credit Agreement Indebtedness.    The payment by Pledgor and each Guarantor, as and when due and payable, of all amounts from time to time owing by Pledgor and each Guarantor under or in respect of the Credit Agreement, the Notes or any of the other Obligation Documents.

          (b)   Renewals.    All renewals, extensions, amendments, modifications, supplements, or restatements of, or substitutions for, any of the foregoing.

          (c)   Performance.    The due performance and observance by Pledgor and its Subsidiaries of all of their other obligations from time to time existing under or in respect of any of the Obligation Documents.

          (d)   Swap Agreements.    The payment and performance of any and all present or future obligations of Pledgor or any of its Subsidiaries according to the terms of any Swap Agreement now existing or hereafter entered into between and/or among Pledgor, any of its Subsidiaries, Pledgee, any Lender or any affiliate of any of the foregoing (including, without limitation, any Secured Swap Provider), to the extent, and only to the extent, that such obligations constitute "Indebtedness" as defined in the Credit Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 3.1    Representations and Warranties.    Pledgor represents and warrants as follows:

          (a)   Ownership and Liens.    Pledgor has good and marketable title to the Collateral free and clear of all Liens, encumbrances or adverse claims, except for the security interest created by this Agreement and except as provided in Section 3.1(d)(iv). No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office except such as have been filed in favor of Pledgee.

          (b)   No Conflicts or Consents.    Neither the ownership or the intended use of the Collateral by Pledgor, nor the grant of the security interest by Pledgor to Pledgee herein, nor the exercise by Pledgee of its rights or remedies hereunder, will (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation, (B) the articles of organization, certificate of formation, certificate of incorporation, articles of incorporation, charter, bylaws, limited liability company agreement or other organizational document of any Subsidiary, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Pledgor or any Subsidiary; or (ii) result in or require the creation of any Lien, charge or encumbrance upon any assets or properties of Pledgor except as expressly contemplated in the Obligation Documents. Except as expressly contemplated in the Obligation Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court, Governmental Authority, Subsidiary, or third party is required in connection with the grant by Pledgor of the security interest herein, or, except as may be required under the Code, the exercise by Pledgee of its rights and remedies hereunder.

          (c)   Security Interest.    Pledgor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Pledgee in the manner provided herein, free and clear of any Lien, adverse claim, or encumbrance (except as provided in Section 3.1(d)(iv)). This Agreement creates a valid and binding security interest in favor of Pledgee in the Collateral securing the Obligations. The taking possession by Pledgee (for the ratable benefit of Lenders) of all certificates, instruments and cash constituting Collateral from time to time, together with appropriate stock powers, and the filing of the financing statements delivered concurrently herewith by Pledgor to Pledgee will perfect, and establish the priority required by Section 3.1(d)(iv) of, Pledgee's security interest hereunder in the Collateral securing the Obligations. No further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect such security interest except for continuation statements or filings as contemplated in Section 3.3(b) or otherwise by the Code.

          (d)   Pledged Equity.    (i) Pledgor is the legal and beneficial owner of the Pledged Equity; (ii) the Pledged Equity is duly authorized and issued, fully paid and non-assessable (as applicable), and all documentary, stamp or other Taxes or fees owing in connection with the issuance, transfer and/or pledge thereof hereunder have been paid; (iii) no dispute, right of setoff, counterclaim or defense exists with respect to all or any part of the Pledged Equity; (iv) the Pledged Equity is free and clear of all Liens, options, warrants, puts, calls or other rights of third Persons, and restrictions, other than (A) those Liens arising under this Agreement or any other of the Loan Documents, (B) Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as required by Section 8.04 of the Credit Agreement, and (C) restrictions on transferability imposed by applicable state and federal securities laws; (v) Pledgor has full right and authority to pledge the Pledged Equity for the purposes and upon the terms set out herein; (vi) certificates (if applicable) representing the Pledged Equity have been delivered to Pledgee, together with a duly executed blank stock power for each certificate; and (vii) no Subsidiary has issued, and there are not outstanding, any options, warrants or other rights to acquire Equity of any Subsidiary.

        Section 3.2    Affirmative Covenants.    Unless Pledgee shall otherwise consent in writing, Pledgor will at all times comply with the covenants contained in this Section 3.2 from the date hereof and so long as any part of the Obligations or Commitments is outstanding.

          (a)   Ownership and Liens.    Pledgor will maintain good and marketable title to all Collateral free and clear of all Liens, encumbrances or adverse claims, except for (i) the security interest created by this Agreement, (ii) those provided in Section 3.1(d)(iv), and (iii) the security interests and other encumbrances expressly permitted by the Credit Agreement. Pledgor will cause to be terminated any financing statement or other registration with respect to the Collateral, except such as may exist or as may have been filed in favor of Pledgee. Pledgor will defend Pledgee's security interest in and to the Collateral against the claims of any Person.

          (b)   Further Assurances.    Pledgor will at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that Pledgee may reasonably request in order (i) to perfect and protect the security interest created or purported to be created hereby and the priority required by Section 3.1(d)(iv) of such security interest; (ii) to enable Pledgee to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) to otherwise effect the purposes of this Agreement, including: (A) executing and filing such financing or continuation statements, or amendments thereto, as may be necessary or desirable or that Pledgee may request in order to perfect and preserve the security interest created or purported to be created hereby, and (B) furnishing to Pledgee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Pledgee may reasonably request, all in reasonable detail. Upon the creation or acquisition by Pledgor of any Subsidiary, Pledgor and such Subsidiary shall execute an acknowledgement to this Agreement substantially in the form of Exhibit A hereto promptly following the acquisition or creation by Pledgor of such Subsidiary, which confirms that the Equity of such Subsidiary shall be included within the definition of Pledged Equity hereunder.

          (c)   Delivery of Pledged Equity.    All certificates, instruments and writings evidencing the Pledged Equity shall be delivered to Pledgee on or prior to the execution and delivery of this Agreement. All other certificates, instruments and writings hereafter evidencing or constituting Pledged Equity shall be delivered to Pledgee promptly upon the receipt thereof by or on behalf of Pledgor. All Pledged Equity shall be held by or on behalf of Pledgee pursuant hereto and shall be delivered in the same manner and with the same effect as described in Section 2.1 hereof and Section 3.1 hereof. Upon delivery, such Equity shall thereupon constitute "Pledged Equity" and shall be subject to the Liens herein created, for the purposes and upon the terms and conditions set forth in this Agreement and the other Loan Documents.

          (d)   Proceeds of Pledged Equity.    If Pledgor shall receive, by virtue of its being or having been an owner of any Pledged Equity, any (i) Equity (including any certificate representing any Equity or distribution in connection with any increase or reduction of capital, reorganization, reclassification, merger, consolidation, sale of assets, or spinoff or split-off), promissory note or other instrument or writing; (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Equity or otherwise; (iii) dividends or other distributions payable in cash (except such dividends or other distributions permitted to be retained by Pledgor pursuant to Section 4.7 hereof) or in securities or other property; or (iv) dividends or other distributions in connection with (A) a partial or total liquidation or dissolution or (B) a reduction of capital, capital surplus or paid-in surplus, Pledgor shall receive the same in trust for the benefit of Pledgee, shall segregate it from Pledgor's other property, and shall promptly deliver it to Pledgee in the exact form received, with any necessary endorsement or appropriate stock powers duly executed in blank, to be held by Pledgee as Collateral.

          (e)   Status of Pledged Equity.    The certificates evidencing the Pledged Equity (as applicable) shall at all times be valid and genuine and shall not be altered. The Pledged Equity at all times shall be duly authorized, validly issued, fully paid, and non-assessable (as applicable), shall not be issued in violation of the pre-emptive rights of any Person or of any agreement by which Pledgor or any Subsidiary is bound, and, except for the bylaws or other organizational documents of any Subsidiary, shall not be subject to any restrictions or conditions with respect to the transfer, voting or capital of any Pledged Equity.

        Section 3.3    Negative Covenants.    Unless Pledgee shall otherwise consent in writing, Pledgor will at all times comply with the covenants contained in this Section 3.3 from the date hereof and so long as any part of the Obligations or the Commitments is outstanding.

          (a)   Transfer or Encumbrance.    Pledgor will not sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral, nor will Pledgor grant a Lien upon or execute, file or record any financing statement or other registration with respect to the Collateral (other than the security interests created by this Agreement), nor will Pledgor allow any such Lien, financing statement, or other registration to exist or deliver actual or constructive possession of the Collateral to any other Person other than Liens in favor of Pledgee and those provided in Section 3.1(d)(iv). Notwithstanding the foregoing, so long as no Default or Event of Default exists, Pledgor may transfer, exchange or otherwise dispose of Pledged Equity in connection with a merger or consolidation permitted by Section 9.11 of the Credit Agreement or a sale or other transfer permitted by Section 9.12 of the Credit Agreement. Upon any such merger, consolidation, sale or transfer, Pledgee will, upon Pledgor's request and at Pledgor's expense, promptly (i) release its security interest in the Collateral that is being transferred, exchanged or disposed of in connection with such merger or consolidation or otherwise sold or transferred, (ii) return to Pledgor such of the Collateral that is being transferred, exchanged or disposed of in connection with such merger or consolidation or otherwise sold or transferred, and (iii) execute and deliver to Pledgor such documents as Pledgor may reasonably request to evidence Pledgee's release of its security interest in such Collateral.

          (b)   Financing Statement Filings.    Pledgor recognizes that financing statements pertaining to the Collateral have been or may be filed in the jurisdiction of Pledgor's organization or where Pledgor maintains any Collateral. Without limitation of any other covenant herein, Pledgor will not cause or permit any change to be made in its name, identity, corporate structure or jurisdiction of organization unless Pledgor shall have given Pledgee the notice thereof required under Section 8.01(i) of the Credit Agreement, and shall have taken all action reasonably required by Pledgee for the purpose of further perfecting or protecting the security interest in favor of Pledgee in the Collateral.

          (c)   Impairment of Security Interest.    Pledgor will not take or fail to take any action which would in any manner impair the enforceability of Pledgee's security interest in any Collateral.

          (d)   Restrictions on Pledged Equity.    Except for the bylaws or other charter or organizational documents of Subsidiaries, Pledgor will not enter into any agreement creating, or otherwise permit to exist, any restriction or condition upon the transfer, voting or control of any Pledged Equity.

ARTICLE IV
REMEDIES, POWERS AND AUTHORIZATIONS

        Section 4.1    Provisions Concerning the Collateral.

          (a)   Additional Financing Statement Filings.    Pledgor hereby authorizes Pledgee to file, without the signature of Pledgor where permitted by law, one (1) or more financing or continuation statements, and amendments thereto, describing the Collateral.

          (b)   Power of Attorney.    Pledgor hereby irrevocably appoints Pledgee as Pledgor's attorney-in-fact and proxy, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time if an Event of Default shall have occurred and be continuing, in Pledgee's discretion, to take any action (except for the exercise of any voting rights pertaining to the Pledged Equity or any part thereof) and to execute any instrument, certificate or notice which Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement including: (i) to request or instruct Pledgor or any Subsidiary (and each registrar, transfer agent, or similar Person acting on behalf of Pledgor or any Subsidiary) to register the Pledged Equity or transfer the Collateral to Pledgee; (ii) to otherwise give notification to Pledgor, any Subsidiary, registrar, transfer agent, financial intermediary, or other Person of Pledgee's security interests hereunder; (iii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (iv) to receive, indorse and collect any drafts or other instruments, documents and chattel paper included among the Collateral; and (v) to file any claims or take any action or institute any proceedings which Pledgee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Pledgee with respect to any of the Collateral.

          (c)   Performance by Pledgee.    If Pledgor fails to perform any agreement or obligation contained herein, Pledgee may itself perform, or cause performance of, such agreement or obligation, and the expenses of Pledgee incurred in connection therewith shall be payable by Pledgor under Section 4.4 hereof.

          (d)   Collection Rights.    Pledgee shall have the right at any time, if an Event of Default shall have occurred and be continuing, to notify any or all obligors (including any and all Subsidiaries) under any accounts or general intangibles included among the Collateral of the assignment thereof to Pledgee and to direct such obligors to make payment of all amounts due or to become due to Pledgor thereunder directly to Pledgee and, upon such notification and at the expense of Pledgor and to the extent permitted by law, to enforce collection thereof and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Pledgor could have done. After Pledgor receives notice that Pledgee has given any notice referred to above in this subsection, (i) all amounts and proceeds (including instruments and writings) received by Pledgor in respect of such accounts or general intangibles shall be received in trust for the benefit of Pledgee hereunder, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Pledgee in the same form as so received (with any necessary endorsement) to be held as cash collateral and (A) released to Pledgor upon the remedy of all Events of Default, or (B) if any Event of Default shall have occurred and be continuing, applied as specified in Section 4.3 hereof; and (ii) Pledgor will not adjust, settle or compromise the amount or payment of any such account or general intangible or release wholly or partly any account debtor or obligor thereof or allow any credit or discount thereon.

        Section 4.2    Event of Default Remedies.    If an Event of Default shall have occurred and be continuing, Pledgee may from time to time in its discretion, without limitation and without notice except as expressly provided below:

          (a)   exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, under the other Obligation Documents or otherwise available to it, all the rights and remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral);

          (b)   require Pledgor to, and Pledgor hereby agrees that it will upon request of Pledgee forthwith, assemble all or part of the Collateral as directed by Pledgee and make it available to Pledgee at a place to be designated by Pledgee which is reasonably convenient to both parties;

          (c)   reduce its claim to judgment against Pledgor or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure;

          (d)   dispose of, at its office, on the premises of Pledgor or elsewhere, all or any part of the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust Pledgee's power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral;

          (e)   buy (or allow any Lender to buy) the Collateral, or any part thereof, at any public sale;

          (f)    buy (or allow any Lender to buy) the Collateral, or any part thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations; and

          (g)   apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Pledgor hereby consents to any such appointment.

Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Pledgee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

        Section 4.3    Application of Proceeds.    If any Event of Default shall have occurred and be continuing, Pledgee may in its discretion apply any cash held by Pledgee as Collateral, and any cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, in the order and manner contemplated by Section 10.02 of the Credit Agreement.

        Section 4.4    Release and Expenses.    In addition to, and not in qualification of, any similar obligations under other Obligation Documents:

          (a)   PLEDGOR AGREES TO RELEASE AND FOREVER DISCHARGE PLEDGEE AND EACH LENDER FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES AND LIABILITIES GROWING OUT OF OR RESULTING FROM THIS AGREEMENT (INCLUDING ENFORCEMENT OF THIS AGREEMENT), EXCEPT TO THE EXTENT SUCH CLAIM, LOSS OR LIABILITY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE FOREGOING RELEASE AND DISCHARGE SHALL APPLY WHETHER OR NOT SUCH CLAIMS, LOSSES AND LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR ARE, TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT (BUT NOT GROSSLY NEGLIGENT OR WILLFUL AS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION) ACT OR OMISSION OF ANY KIND BY PLEDGEE OR ANY LENDER.

          (b)   Pledgor will upon demand pay to Pledgee the amount of any and all reasonable costs and expenses, including the reasonable fees and disbursements of Pledgee's counsel and of any experts and agents, which Pledgee may incur in connection with (i) the transactions which give rise to this Agreement; (ii) the preparation of this Agreement and the perfection and preservation of the security interest created under this Agreement; (iii) the administration of this Agreement; (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral; (v) the exercise or enforcement of any of the rights of Pledgee hereunder; or (vi) the failure by Pledgor to perform or observe any of the provisions hereof, except expenses resulting from Pledgee's gross negligence or willful misconduct.

        Section 4.5    Non-Judicial Remedies.    In granting to Pledgee the power to enforce its rights hereunder without prior judicial process or judicial hearing, Pledgor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Pledgee to enforce its rights by judicial process. In so providing for non-judicial remedies, Pledgor recognizes and concedes that such remedies are consistent with the usage of trade, are responsive to commercial necessity, and are the result of a bargain at arm's length. Nothing herein is intended to prevent Pledgee or Pledgor from resorting to judicial process at either party's option.

        Section 4.6    Other Recourse.    Pledgor waives any right to require Pledgee or Lenders to proceed against any other Person, exhaust any Collateral or other security for the Obligations, or to have any Other Liable Party joined with Pledgor in any suit arising out of the Obligations or this Agreement, or pursue any other remedy in Pledgee's power. Pledgor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension for any period of any of the Obligations from time to time. Pledgor further waives any defense arising by reason of any disability or other defense of any Other Liable Party or by reason of the cessation from any cause whatsoever of the liability of any Other Liable Party. Until all of the Obligations shall have been paid in full, Pledgor shall have no right to subrogation and Pledgor waives the right to enforce any remedy which Pledgee or any Lender has or may hereafter have against any Other Liable Party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Pledgee. Pledgor authorizes Pledgee and each Lender, without notice or demand and without any reservation of rights against Pledgor and without affecting Pledgor's liability hereunder or on the Obligations, from time to time to (a) take or hold any other property of any type from any other Person as security for the Obligations, and exchange, enforce, waive and release any or all of such other property; (b) renew, extend for any period, accelerate, modify, compromise, settle or release any of the obligations of any Other Liable Party in respect to any or all of the Obligations or other security for the Obligations; (c) waive, enforce, modify, amend or supplement any of the provisions of any Obligation Document with any Person other than Pledgor; and (d) release or substitute any Other Liable Party.

        Section 4.7    Voting Rights, Dividends Etc. in Respect of Pledged Equity.

          (a)   So long as no Event of Default shall have occurred and be continuing Pledgor may receive and retain any and all dividends, distributions or interest paid in respect of the Pledged Equity; provided, however, that any and all dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Equity, shall be, and shall forthwith be delivered to Pledgee to hold as, Pledged Equity and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Pledgee in the exact form received with any necessary endorsement or appropriate stock powers duly executed in blank, to be held by Pledgee as Collateral.

          (b)   If an Event of Default shall have occurred and be continuing:

              (i)  all rights of Pledgor to receive and retain the dividends, distributions and interest payments which Pledgor would otherwise be authorized to receive and retain pursuant to Section 4.7(a) shall automatically cease, and all such rights shall thereupon become vested in Pledgee which shall thereupon have the right to receive and hold as Pledged Equity such dividends, distributions and interest payments;

             (ii)  without limiting the generality of the foregoing, Pledgee may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Equity (except voting rights) as if it were the absolute owner thereof, including the right to exchange, in its discretion, any and all of the Pledged Equity upon the merger, consolidation, reorganization, recapitalization or other adjustment of Pledgor or any Subsidiary, or upon the exercise by Pledgor or any Subsidiary of any right, privilege or option pertaining to any Pledged Equity, and, in connection therewith, to deposit and deliver any and all of the Pledged Equity with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; and

            (iii)  all dividends and interest payments which are received by Pledgor contrary to the provisions of Section 4.7(b)(i) shall be received in trust for the benefit of Pledgee, shall be segregated from other funds of Pledgor, and shall be forthwith paid over to Pledgee as Pledged Equity in the exact form received, to be held by Pledgee as Collateral.

Anything herein to the contrary notwithstanding, Pledgee may not exercise any voting rights pertaining to the Pledged Equity, and Pledgor may at all times exercise any and all voting rights pertaining to the

Pledged Equity or any part thereof for any purpose not inconsistent with the terms of this Agreement or any other Obligation Document; provided, however, if an Event of Default shall have occurred and be continuing, Pledgor will not exercise or refrain from exercising any such right, as the case may be, if Pledgee gives notice that, in Pledgee's judgment, such action would cause a Material Adverse Effect with respect to the value of the Pledged Equity or the benefits to Pledgee of its security interest hereunder.

        Section 4.8    Private Sale of Pledged Equity.    Pledgor recognizes that Pledgee may deem it impracticable to effect a public sale of all or any part of the Pledged Equity and that Pledgee may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that Pledgee shall have no obligation to delay the sale of any such securities for the period of time necessary to permit Pledgor or any Subsidiary to register such securities (with no obligation of either Pledgor or any Subsidiary to accomplish such registration) for public sale under the Securities Act of 1933, as amended (the "Securities Act"). Pledgor further acknowledges and agrees that any offer to sell such securities which has been (a) publicly advertised on a bona fide basis in The Wall Street Journal, national edition (to the extent that such an offer may be so advertised without prior registration under the Securities Act), or (b) made privately in the manner described above to not less than fifteen (15) bona fide offerees shall be deemed to involve a "public disposition" for the purposes of Section 9.610 of the Code (or any successor or similar, applicable statutory provision) as then in effect in the State of Texas, notwithstanding that such sale may not constitute a "public offering" under the Securities Act, and that Pledgee may, in such event, bid for the purchase of such securities.

        Section 4.9    Limitation on Rights and Waivers.    All rights, powers and remedies herein conferred shall be exercisable by Pledgee only to the extent not prohibited by applicable law; and all waivers and relinquishments of rights by Pledgor and similar matters shall only be effective to the extent such waivers or relinquishments are not prohibited by applicable law.

ARTICLE V
MISCELLANEOUS

        Section 5.1    Notices.    Any notice or communication required or permitted hereunder shall be given in writing, sent by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, addressed to the appropriate party as follows:

To Pledgor:	Ellora Energy Inc. 5665 Flatiron Parkway Boulder, Colorado 80301 Attn: Steven R. Enger Fax No.: (303) 417-1000
To Pledgee:	JPMorgan Chase Bank, N.A., as Administrative Agent for Lenders 2200 Ross Avenue, 3rd Floor Mail Code TX1-2911 Dallas, Texas 75201 Attn: J. Scott Fowler Fax No.: (214) 965-3280

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address or in the manner provided herein, (b) in the case of telecopy, upon receipt with confirmation (if sent before 4:00 p.m. local time of the receiving party on a Business Day) or the next Business Day (if sent after 4:00 p.m. of such local time or sent on a day that is not a Business Day), or (c) in the case of registered or certified United States mail, three (3) Business Days after deposit in the mail.

        Section 5.2    Amendments.    No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Pledgor and Pledgee, and no waiver of any provision of this Agreement, and no consent to any departure by Pledgor therefrom, shall be effective unless it is in writing and signed by Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing. Pledgor recognizes that Pledgee must obtain the joinder or consent of Required Lenders (or in some circumstances all Lenders) as required under the Credit Agreement for waivers and amendments.

        Section 5.3    Preservation of Rights.    No failure on the part of Pledgee or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Obligation Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Neither the execution nor the delivery of this Agreement shall in any manner impair or affect any other security for the Obligations. The rights and remedies of Pledgee and Lenders provided herein and in the other Obligation Documents are cumulative of and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of Pledgee and Lenders under any Obligation Document against any party thereto are not conditional or contingent on any attempt by Pledgee or Lenders to exercise any of its or their rights under any other Obligation Document against such party or against any other Person.

        Section 5.4    Unenforceability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 5.5    Survival of Agreements.    All representations and warranties of Pledgor herein, and all covenants and agreements herein shall survive the execution and delivery of this Agreement, the execution and delivery of any other Obligation Documents and the creation of the Obligations.

        Section 5.6    Other Liable Party.    Neither this Agreement nor the exercise by Pledgee or any Lender or the failure of Pledgee or any Lender to exercise any right, power or remedy conferred herein or by law shall be construed as relieving any Other Liable Party from liability on the Obligations or any deficiency thereon. This Agreement shall continue irrespective of the fact that the liability of any Other Liable Party may have ceased or irrespective of the validity or enforceability of any other Obligation Document to which Pledgor or any Other Liable Party may be a party, and notwithstanding the reorganization, death, incapacity or bankruptcy of any Other Liable Party, and notwithstanding the reorganization or bankruptcy or other event or proceeding affecting any Other Liable Party.

        Section 5.7    Binding Effect and Assignment.    This Agreement creates a continuing security interest in the Collateral and (a) shall be binding on Pledgor and its successors and permitted assigns, and (b) shall inure, together with all rights and remedies of Pledgee hereunder, to the benefit of Pledgee, Lenders, Secured Swap Providers and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, Pledgee, Lenders and Secured Swap Providers may pledge, assign or otherwise transfer any or all of their respective rights under any or all of the Obligation Documents to any other Person on the terms set forth in the Credit Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted herein or otherwise.

None of the rights or duties of Pledgor hereunder may be assigned or otherwise transferred without the prior written consent of Pledgee and Required Lenders (or all Lenders if required pursuant to the terms of the Credit Agreement).

        Section 5.8    Termination.    It is contemplated by the parties hereto that there may be times when no Obligations are outstanding, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Obligations. Upon the satisfaction in full of the Obligations, upon the termination or expiration of the Credit Agreement and any other Commitment of Lenders to extend credit to Pledgor, and upon written request for the termination hereof delivered by Pledgor to Pledgee and Lenders, this Agreement and the security interest created hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Pledgee will, upon Pledgor's request and at Pledgor's expense, (a) return to Pledgor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and (b) execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.

        Section 5.9    GOVERNING LAW.    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA.

        Section 5.10    Counterparts.    This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement.

        Section 5.11    Loan Document.    This Agreement is a "Loan Document", as defined in the Credit Agreement, and, except as expressly provided herein to the contrary, this Agreement is subject to all provisions of the Credit Agreement governing the Loan Documents.

        [Signature Pages to Follow]

        IN WITNESS WHEREOF, Pledgor has executed and delivered this Agreement, as of the date first above written.

ELLORA ENERGY INC.
By:
Name:
Title:

        Each Subsidiary hereby acknowledges and consents to the pledge of the Collateral and hereby agrees to observe and perform each and every provision of this Agreement applicable to Subsidiary.

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A
PLEDGE ACKNOWLEDGEMENT

        This Pledge Acknowledgement, dated                                    ,             is delivered pursuant to Section 3.2(b) of the Pledge Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Pledge Agreement. ELLORA ENERGY INC., a Delaware corporation ("Pledgor"), hereby certifies that the representations and warranties in Article III of the Pledge Agreement are and continue to be true and correct as to the Pledged Equity pledged prior to the date of this Pledge Acknowledgment and as to the Pledged Equity pledged pursuant to this Pledge Acknowledgment. Pledgor and [INSERT NAME OF NEW SUBSIDIARY], a                                    ("Subsidiary"), agree that this Pledge Acknowledgment may be attached to that certain Pledge Agreement, dated as of                        , 200            , among Pledgor and JPMorgan Chase Bank, N.A., as administrative agent (as amended, modified or supplemented from time to time, the "Pledge Agreement") and that the Equity of Subsidiary owned by Pledgor shall be and become a part of the Pledged Equity referred to in said Pledge Agreement and shall secure all Obligations referred to in said Pledge Agreement.

ELLORA ENERGY INC. a Delaware corporation
By:
Name:
Title:
Acknowledged and agreed to this day of 200 by:
,
a
By:
Name:
Title:

EXHIBIT G
FORM OF SUBSIDIARY PLEDGE AGREEMENT

        THIS PLEDGE AGREEMENT (this "Agreement") is made as of                                    ,                         by                                     , a                                    (herein called "Pledgor"), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent for the ratable benefit of Lenders (as defined below), and, in the case of any Swap Agreement (as defined in the Credit Agreement), any Secured Swap Provider (as defined in the Credit Agreement) (herein called "Pledgee").

W I T N E S S E T H:

        WHEREAS, Ellora Energy Inc., a Delaware corporation ("Borrower"), JPMorgan Chase Bank, N.A., as Administrative Agent, the other Agents, and Lenders are parties to that certain Amended and Restated Credit Agreement (as may be amended from time to time, the "Credit Agreement") dated as of May 1, 2008, pursuant to which Lenders have agreed to make loans and other extensions of credit to Borrower for the purposes set forth therein; and

        WHEREAS, pursuant to the terms of the Credit Agreement, and as a condition precedent to the loans and extensions of credit thereunder, Pledgor is required to execute and deliver to Pledgee a pledge agreement granting to Pledgee, for the benefit of Lenders and, in the case of any Swap Agreement, any Secured Swap Provider, a security interest in the Collateral (as defined herein); and

        WHEREAS, the [Members] [board of directors] [board of managers] of Pledgor has determined that Pledgor's execution, delivery and performance of this Agreement may reasonably be expected to benefit Pledgor, directly or indirectly, and are in the best interests of Pledgor.

        NOW, THEREFORE, in consideration of the premises and in order to induce Lenders to extend credit under the Credit Agreement, Pledgor hereby agrees with Pledgee as follows:

ARTICLE I
DEFINITIONS AND REFERENCES

        Section 1.1    General Definitions. As used herein, the terms defined above shall have the meanings indicated above, and the following terms shall have the following meanings:

        "Code" means the Uniform Commercial Code in effect in the State of Texas on the date hereof.

        "Collateral" means all property of whatever type, in which Pledgee at any time has a security interest pursuant to Section 2.1 hereof.

        "Commitment" means the agreement or commitment by Lenders to make loans, acquire participations in Letters of Credit or otherwise extend credit to Borrower under the Credit Agreement, and any other agreement, commitment, statement of terms or other document contemplating the making of loans or advances or other extension of credit by Lenders to or for the account of Borrower which is now or at any time hereafter intended to be secured by the Collateral under this Agreement.

        "Equity" means shares of capital stock or a partnership, profits, capital or member interest, or options, warrants or any other right to substitute for or otherwise acquire the capital stock or a partnership, profits, capital or member interest of each Subsidiary (as defined in Section 2.1(a) hereof).

        "Lender" means any financial institution reflected on Annex I to the Credit Agreement and its successors and assigns, and "Lenders" shall mean all Lenders.

        "Obligation Documents" means the Credit Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments now or hereafter executed, the other Loan Documents, and all other documents and instruments under, by reason of which, or pursuant to which, any or all of the Obligations are evidenced, governed, secured, or otherwise dealt with, and all other agreements, certificates, and other documents, instruments and writings heretofore or hereafter delivered in connection herewith or therewith.

        "Obligations" means all present and future indebtedness, obligations and liabilities of whatever type which are or shall be secured pursuant to Section 2.2 hereof.

        "Other Liable Party" means any Person, other than Pledgor, but including Borrower and each Subsidiary, who may now or may at any time hereafter be primarily or secondarily liable for any of the Obligations or who may now or may at any time hereafter have granted to Pledgee or Lenders a Lien upon any property as security for the Obligations.

        "Pledged Equity" has the meaning given it in Section 2.1(a) hereof.

        Section 1.2    Other Definitions.    Reference is hereby made to the Credit Agreement for a statement of the terms thereof. All capitalized terms used in this Agreement which are defined in the Credit Agreement and not otherwise defined herein shall have the same meanings herein as set forth therein. All terms used in this Agreement which are defined in the Code and not otherwise defined herein or in the Credit Agreement shall have the same meanings herein as set forth in the Code, except where the context otherwise requires.

        Section 1.3    Exhibits.    All exhibits attached to this Agreement are a part hereof for all purposes.

        Section 1.4    Amendment of Defined Instruments.    Unless the context otherwise requires or unless otherwise provided herein, references in this Agreement to a particular agreement, instrument or document also refer to and include all renewals, extensions, amendments, modifications, supplements or restatements of any such agreement, instrument or document, provided that nothing contained in this Section 1.4 shall be construed to authorize any Person to execute or enter into any such renewal, extension, amendment, modification, supplement or restatement.

        Section 1.5    References and Titles.    All references in this Agreement to Exhibits, Articles, Sections, subsections, and other subdivisions refer to the Exhibits, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Section" and "this subsection" and similar phrases refer only to the Sections or subsections hereof in which the phrase occurs. The word "or" is not exclusive, and the word "including" (in all of its forms) means "including without limitation". Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa unless the context otherwise requires.

ARTICLE II
SECURITY INTEREST

        Section 2.1    Grant of Security Interest.    As collateral security for all of the Obligations, Pledgor hereby pledges and assigns to Pledgee and grants to Pledgee a continuing security interest for the benefit of Lenders (and any Secured Swap Provider) in and to all of the following rights, interests and property:

        (a)   all of the issued and outstanding Equity of                                    , a                                    and each other Subsidiary hereafter created, acquired or designated by Pledgor (collectively, the "Subsidiaries," and each individually, a "Subsidiary") now owned or hereafter acquired by Pledgor including, without limitation, the Equity of each Subsidiary owned by Pledgor on the date hereof (all of the foregoing being herein sometimes called the "Pledged Equity");

        (b)   any and all proceeds or other sums arising from or by virtue of, and all dividends and distributions (cash or otherwise) payable and/or distributable with respect to, all or any of the Pledged Equity; and

        (c)   all cash, securities, dividends and other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and any other property substituted or exchanged therefor.

        Section 2.2    Obligations Secured.    The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, indebtedness and liabilities, whether now existing or hereafter incurred:

        (a)   Credit Agreement Indebtedness.    The payment by Borrower and each Guarantor as and when due and payable, of all amounts from time to time owing by Borrower and each such Guarantor under or in respect of the Credit Agreement, the Notes or any of the other Obligation Documents.

        (b)   Renewals.    All renewals, extensions, amendments, modifications, supplements, or restatements of, or substitutions for, any of the foregoing.

        (c)   Performance.    The due performance and observance by Borrower, Pledgor and the Guarantors of their obligations from time to time existing under or in respect of any of the Obligation Documents.

        (d)   Swap Agreements.    The payment and performance of any and all present or future obligations of Pledgor, Borrower or any Guarantor according to the terms of any Swap Agreement now existing or hereafter entered into between and/or among Pledgor, Borrower, any Guarantor, Pledgee, any Lender or any affiliate of any of the foregoing (including, without limitation, any Secured Swap Provider), to the extent, and only to the extent, that such obligations constitute "Indebtedness" as defined in the Credit Agreement.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS

        Section 3.1    Representations and Warranties.    Pledgor represents and warrants as follows:

        (a)   Ownership and Liens.    Pledgor has good and marketable title to the Collateral free and clear of all Liens, encumbrances or adverse claims, except for the security interest created by this Agreement and except as provided in Section 3.1(d)(iv). No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office except such as have been filed in favor of Pledgee.

        (b)   No Conflicts or Consents.    Neither the ownership or the intended use of the Collateral by Pledgor, nor the grant of the security interest by Pledgor to Pledgee herein, nor the exercise by Pledgee of its rights or remedies hereunder, will (i) conflict with any provision of (A) any domestic or foreign law, statute, rule or regulation, (B) the articles of organization, certificate of formation, certificate of incorporation, articles of incorporation, charter, bylaws, limited liability company agreement or other organizational document of any Subsidiary, or (C) any agreement, judgment, license, order or permit applicable to or binding upon Pledgor or any Subsidiary; or (ii) result in or require the creation of any Lien, charge or encumbrance upon any assets or properties of Pledgor except as expressly contemplated in the Obligation Documents. Except as expressly contemplated in the Obligation Documents, no consent, approval, authorization or order of, and no notice to or filing with, any court, Governmental Authority, any Subsidiary, or third party is required in connection with the grant by Pledgor of the security interest herein, or, except as may be required under the Code, the exercise by Pledgee of its rights and remedies hereunder.

        (c)   Security Interest.    Pledgor has and will have at all times full right, power and authority to grant a security interest in the Collateral to Pledgee in the manner provided herein, free and clear of any Lien, adverse claim, or encumbrance (except as provided in Section 3.1(d)(iv)). This Agreement creates a valid and binding security interest in favor of Pledgee in the Collateral securing the Obligations. The taking possession by Pledgee (for the ratable benefit of Lenders) of all certificates, instruments and cash constituting Collateral from time to time, together with appropriate stock powers, and the filing of the financing statements delivered concurrently herewith by Pledgor to Pledgee will perfect, and establish the priority required by Section 3.1(d)(iv) of, Pledgee's security interest hereunder in the Collateral securing the Obligations. No further or subsequent filing, recording, registration, other public notice or other action is necessary or desirable to perfect or otherwise continue, preserve or protect such security interest except for continuation statements or filings as contemplated in Section 3.3(b) or otherwise by the Code.

        (d)   Pledged Equity.    (i) Pledgor is the legal and beneficial owner of the Pledged Equity; (ii) the Pledged Equity is duly authorized and issued, fully paid and non-assessable (as applicable), and all documentary, stamp or other Taxes or fees owing in connection with the issuance, transfer and/or pledge thereof hereunder have been paid; (iii) no dispute, right of setoff, counterclaim or defense exists with respect to all or any part of the Pledged Equity; (iv) the Pledged Equity is free and clear of all Liens, options, warrants, puts, calls or other rights of third Persons, and restrictions, other than (A) those Liens arising under this Agreement or any other of the Loan Documents, (B) Liens for Taxes or assessments not yet due or not yet delinquent, or, if delinquent, that are being contested in good faith in the normal course of business by appropriate action, as required by Section 8.04 of the Credit Agreement, and (C) restrictions on transferability imposed by applicable state and federal securities laws; (v) Pledgor has full right and authority to pledge the Pledged Equity for the purposes and upon the terms set out herein; (vi) certificates (if applicable) representing the Pledged Equity have been delivered to Pledgee, together with a duly executed blank stock power for each certificate; and (vii) no Subsidiary has issued, and there are not outstanding, any options, warrants or other rights to acquire Equity of any Subsidiary.

        Section 3.2    Affirmative Covenants.    Unless Pledgee shall otherwise consent in writing, Pledgor will at all times comply with the covenants contained in this Section 3.2 from the date hereof and so long as any part of the Obligations or Commitments is outstanding.

        (a)   Ownership and Liens.    Pledgor will maintain good and marketable title to all Collateral free and clear of all Liens, encumbrances or adverse claims, except for (i) the security interest created by this Agreement, (ii) those provided in Section 3.1(d)(iv), and (iii) the security interests and other encumbrances expressly permitted by the Credit Agreement. Pledgor will cause to be terminated any financing statement or other registration with respect to the Collateral, except such as may exist or as may have been filed in favor of Pledgee. Pledgor will defend Pledgee's security interest in and to the Collateral against the claims of any Person.

        (b)   Further Assurances.    Pledgor will at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that Pledgee may reasonably request in order (i) to perfect and protect the security interest created or purported to be created hereby and the priority required by Section 3.1(d)(iv) of such security interest; (ii) to enable Pledgee to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) to otherwise effect the purposes of this Agreement, including: (A) executing and filing such financing or continuation statements, or amendments thereto, as may be necessary or desirable or that Pledgee may request in order to perfect and preserve the security interest created or purported to be created hereby, and (B) furnishing to Pledgee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Pledgee may reasonably request, all in reasonable detail. Upon the creation or acquisition by Pledgor of any Subsidiary, Pledgor and such Subsidiary shall execute an acknowledgement to this Agreement substantially in the form of Exhibit A hereto promptly following the acquisition or creation by Pledgor of such Subsidiary, which confirms that the Equity of such Subsidiary shall be included within the definition of Pledged Equity hereunder.

        (c)   Delivery of Pledged Equity.    All certificates, instruments and writings evidencing the Pledged Equity shall be delivered to Pledgee on or prior to the execution and delivery of this Agreement. All certificates, instruments and writings hereafter evidencing or constituting Pledged Equity shall be delivered to Pledgee promptly upon the receipt thereof by or on behalf of Pledgor. All Pledged Equity shall be held by or on behalf of Pledgee pursuant hereto and shall be delivered in the same manner and with the same effect as described in Section 2.1 hereof and Section 3.1 hereof. Upon delivery, such Equity shall thereupon constitute "Pledged Equity" and shall be subject to the Liens herein created, for the purposes and upon the terms and conditions set forth in this Agreement and the other Loan Documents.

        (d)   Proceeds of Pledged Equity.    If Pledgor shall receive, by virtue of its being or having been an owner of any Pledged Equity, any (i) Equity (including any certificate representing any Equity or distribution in connection with any increase or reduction of capital, reorganization, reclassification, merger, consolidation, sale of assets, or spinoff or split-off), promissory note or other instrument or writing; (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Equity or otherwise; (iii) dividends or other distributions payable in cash (except such dividends or other distributions permitted to be retained by Pledgor pursuant to Section 4.7 hereof) or in securities or other property; or (iv) dividends or other distributions in connection with (A) a partial or total liquidation or dissolution or (B) a reduction of capital, capital surplus or paid-in surplus, Pledgor shall receive the same in trust for the benefit of Pledgee, shall segregate it from Pledgor's other property, and shall promptly deliver it to Pledgee in the exact form received, with any necessary endorsement or appropriate stock powers duly executed in blank, to be held by Pledgee as Collateral.

        (e)   Status of Pledged Equity.    The certificates evidencing the Pledged Equity (as applicable) shall at all times be valid and genuine and shall not be altered. The Pledged Equity at all times shall be duly authorized, validly issued, fully paid, and non-assessable (as applicable), shall not be issued in violation of the pre-emptive rights of any Person or of any agreement by which Pledgor or any Subsidiary is bound, and, except for the bylaws or other organizational documents of any Subsidiary, shall not be subject to any restrictions or conditions with respect to the transfer, voting or capital of any Pledged Equity.

        Section 3.3    Negative Covenants.    Unless Pledgee shall otherwise consent in writing, Pledgor will at all times comply with the covenants contained in this Section 3.3 from the date hereof and so long as any part of the Obligations or the Commitments is outstanding.

        (a)   Transfer or Encumbrance.    Pledgor will not sell, assign (by operation of law or otherwise), transfer, exchange, lease or otherwise dispose of any of the Collateral, nor will Pledgor grant a Lien upon or execute, file or record any financing statement or other registration with respect to the Collateral (other than the security interests created by this Agreement), nor will Pledgor allow any such Lien, financing statement, or other registration to exist or deliver actual or constructive possession of the Collateral to any other Person other than Liens in favor of Pledgee and those provided in Section 3.1(d)(iv). Notwithstanding the foregoing, so long as no Default or Event of Default exists, Pledgor may transfer, exchange or otherwise dispose of Pledged Equity in connection with a merger or consolidation permitted by Section 9.11 of the Credit Agreement or a sale or other transfer permitted by Section 9.12 of the Credit Agreement. Upon any such merger, consolidation, sale or transfer, Pledgee will, upon Pledgor's request and at Pledgor's expense, promptly (i) release its security interest in the Collateral that is being transferred, exchanged or disposed of in connection with such merger or consolidation or otherwise sold or transferred, (ii) return to Pledgor such of the Collateral that is being transferred, exchanged or disposed of in connection with such merger or consolidation or otherwise sold or transferred, and (iii) execute and deliver to Pledgor such documents as Pledgor may reasonably request to evidence Pledgee's release of its security interest in such Collateral.

        (b)   Financing Statement Filings.    Pledgor recognizes that financing statements pertaining to the Collateral have been or may be filed in the jurisdiction of Pledgor's organization or where Pledgor maintains any Collateral. Without limitation of any other covenant herein, Pledgor will not cause or permit any change to be made in its name, identity, corporate structure or jurisdiction of organization unless Pledgor or Borrower shall have given Pledgee the notice thereof required under Section 8.01(i) of the Credit Agreement, and shall have taken all action reasonably required by Pledgee for the purpose of further perfecting or protecting the security interest in favor of Pledgee in the Collateral.

        (c)   Impairment of Security Interest.    Pledgor will not take or fail to take any action which would in any manner impair the enforceability of Pledgee's security interest in any Collateral.

        (d)   Restrictions on Pledged Equity.    Except for the bylaws or other charter or organizational documents of any Subsidiary, Pledgor will not enter into any agreement creating, or otherwise permit to exist, any restriction or condition upon the transfer, voting or control of any Pledged Equity.

ARTICLE IV
REMEDIES, POWERS AND AUTHORIZATIONS

        Section 4.1    Provisions Concerning the Collateral.

        (a)   Additional Financing Statement Filings.    Pledgor hereby authorizes Pledgee to file, without the signature of Pledgor where permitted by law, one (1) or more financing or continuation statements, and amendments thereto, describing the Collateral.

          (b)    Power of Attorney.    Pledgor hereby irrevocably appoints Pledgee as Pledgor's attorney-in-fact and proxy, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time if an Event of Default shall have occurred and be continuing, in Pledgee's discretion, to take any action (except for the exercise of any voting rights pertaining to the Pledged Equity or any part thereof) and to execute any instrument, certificate or notice which Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement including: (i) to request or instruct Pledgor or any Subsidiary (and each registrar, transfer agent, or similar Person acting on behalf of Pledgor or any Subsidiary) to register the Pledged Equity or transfer the Collateral to Pledgee; (ii) to otherwise give notification to Pledgor, any Subsidiary, registrar, transfer agent, financial intermediary, or other Person of Pledgee's security interests hereunder; (iii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (iv) to receive, indorse and collect any drafts or other instruments, documents and chattel paper included among the Collateral; and (v) to file any claims or take any action or institute any proceedings which Pledgee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Pledgee with respect to any of the Collateral.

          (c)    Performance by Pledgee.    If Pledgor fails to perform any agreement or obligation contained herein, Pledgee may itself perform, or cause performance of, such agreement or obligation, and the expenses of Pledgee incurred in connection therewith shall be payable by Pledgor under Section 4.4 hereof.

          (d)    Collection Rights.    Pledgee shall have the right at any time, if an Event of Default shall have occurred and be continuing, to notify any or all obligors (including any and all Subsidiaries) under any accounts or general intangibles included among the Collateral of the assignment thereof to Pledgee and to direct such obligors to make payment of all amounts due or to become due to Pledgor thereunder directly to Pledgee and, upon such notification and at the expense of Pledgor or Borrower and to the extent permitted by law, to enforce collection thereof and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Pledgor could have done. After Pledgor receives notice that Pledgee has given any notice referred to above in this subsection, (i) all amounts and proceeds (including instruments and writings) received by Pledgor in respect of such accounts or general intangibles shall be received in trust for the benefit of Pledgee hereunder, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Pledgee in the same form as so received (with any necessary endorsement) to be held as cash collateral and (A) released to Pledgor upon the remedy of all Events of Default, or (B) if any Event of Default shall have occurred and be continuing, applied as specified in Section 4.3 hereof; and (ii) Pledgor will not adjust, settle or compromise the amount or payment of any such account or general intangible or release wholly or partly any account debtor or obligor thereof (including Borrower) or allow any credit or discount thereon.

        Section 4.2    Event of Default Remedies.    If an Event of Default shall have occurred and be continuing, Pledgee may from time to time in its discretion, without limitation and without notice except as expressly provided below:

          (a)   exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, under the other Obligation Documents or otherwise available to it, all the rights and remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral);

          (b)   require Pledgor to, and Pledgor hereby agrees that it will upon request of Pledgee forthwith, assemble all or part of the Collateral as directed by Pledgee and make it available to Pledgee at a place to be designated by Pledgee which is reasonably convenient to both parties;

          (c)   reduce its claim to judgment against Pledgor or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure;

          (d)   dispose of, at its office, on the premises of Pledgor or elsewhere, all or any part of the Collateral, as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust Pledgee's power of sale, but sales may be made from time to time, and at any time, until all of the Collateral has been sold or until the Obligations have been paid and performed in full), and at any such sale it shall not be necessary to exhibit any of the Collateral;

          (e)   buy (or allow any Lender to buy) the Collateral, or any part thereof, at any public sale;

          (f)    buy (or allow any Lender to buy) the Collateral, or any part thereof, at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations; and

          (g)   apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and Pledgor hereby consents to any such appointment.

        Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Pledgee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

        Section 4.3    Application of Proceeds.    If any Event of Default shall have occurred and be continuing, Pledgee may in its discretion apply any cash held by Pledgee as Collateral, and any cash proceeds received by Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, in the order and manner contemplated by Section 10.02 of the Credit Agreement.

        Section 4.4    Release and Expenses.    In addition to, and not in qualification of, any similar obligations under other Obligation Documents:

          (a)   PLEDGOR AGREES TO RELEASE AND FOREVER DISCHARGE PLEDGEE AND EACH LENDER FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES AND LIABILITIES GROWING OUT OF OR RESULTING FROM THIS AGREEMENT (INCLUDING ENFORCEMENT OF THIS AGREEMENT), EXCEPT TO THE EXTENT SUCH CLAIM, LOSS OR LIABILITY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE FOREGOING RELEASE AND DISCHARGE SHALL APPLY WHETHER OR NOT SUCH CLAIMS, LOSSES AND LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR ARE, TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT (BUT NOT GROSSLY NEGLIGENT OR WILLFUL AS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION) ACT OR OMISSION OF ANY KIND BY PLEDGEE OR ANY LENDER.

          (b)   Borrower or Pledgor will upon demand pay to Pledgee the amount of any and all reasonable costs and expenses, including the reasonable fees and disbursements of Pledgee's counsel and of any experts and agents, which Pledgee may incur in connection with (i) the transactions which give rise to this Agreement; (ii) the preparation of this Agreement and the perfection and preservation of the security interest created under this Agreement; (iii) the administration of this Agreement; (iv) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral; (v) the exercise or enforcement of any of the rights of Pledgee hereunder; or (vi) the failure by Pledgor to perform or observe any of the provisions hereof, except expenses resulting from Pledgee's gross negligence or willful misconduct.

        Section 4.5    Non-Judicial Remedies.    In granting to Pledgee the power to enforce its rights hereunder without prior judicial process or judicial hearing, Pledgor expressly waives, renounces and knowingly relinquishes any legal right which might otherwise require Pledgee to enforce its rights by judicial process. In so providing for non-judicial remedies, Pledgor recognizes and concedes that such remedies are consistent with the usage of trade, are responsive to commercial necessity, and are the result of a bargain at arm's length. Nothing herein is intended to prevent Pledgee or Pledgor from resorting to judicial process at either party's option.

        Section 4.6    Other Recourse.    Pledgor waives any right to require Pledgee or Lenders to proceed against any other Person, exhaust any Collateral or other security for the Obligations, or to have any Other Liable Party joined with Pledgor in any suit arising out of the Obligations or this Agreement, or pursue any other remedy in Pledgee's power. Pledgor further waives any and all notice of acceptance of this Agreement and of the creation, modification, rearrangement, renewal or extension for any period of any of the Obligations from time to time. Pledgor further waives any defense arising by reason of any disability or other defense of any Other Liable Party or by reason of the cessation from any cause whatsoever of the liability of any Other Liable Party. Until all of the Obligations shall have been paid in full, Pledgor shall have no right to subrogation and Pledgor waives the right to enforce any remedy which Pledgee or any Lender has or may hereafter have against any Other Liable Party, and waives any benefit of and any right to participate in any other security whatsoever now or hereafter held by Pledgee. Pledgor authorizes Pledgee and each Lender, without notice or demand and without any reservation of rights against Pledgor and without affecting Pledgor's liability hereunder or on the Obligations, from time to time to (a) take or hold any other property of any type from any other Person as security for the Obligations, and exchange, enforce, waive and release any or all of such other property; (b) renew, extend for any period, accelerate, modify, compromise, settle or release any of the obligations of any Other Liable Party in respect to any or all of the Obligations or other security for the Obligations; (c) waive, enforce, modify, amend or supplement any of the provisions of any Obligation Document with any Person other than Pledgor; and (d) release or substitute any Other Liable Party.

        Section 4.7    Voting Rights, Dividends Etc. in Respect of Pledged Equity.

          (a)   So long as no Event of Default shall have occurred and be continuing Pledgor may receive and retain any and all dividends, distributions or interest paid in respect of the Pledged Equity; provided, however, that any and all dividends, distributions and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Equity, shall be, and shall forthwith be delivered to Pledgee to hold as, Pledged Equity and shall, if received by Pledgor, be received in trust for the benefit of Pledgee, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Pledgee in the exact form received with any necessary endorsement or appropriate stock powers duly executed in blank, to be held by Pledgee as Collateral.

          (b)   If an Event of Default shall have occurred and be continuing:

            (i)    all rights of Pledgor to receive and retain the dividends, distributions and interest payments which Pledgor would otherwise be authorized to receive and retain pursuant to Section 4.7(a) shall automatically cease, and all such rights shall thereupon become vested in Pledgee which shall thereupon have the right to receive and hold as Pledged Equity such dividends, distributions and interest payments;

            (ii)   without limiting the generality of the foregoing, Pledgee may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Equity (except voting rights) as if it were the absolute owner thereof, including the right to exchange, in its discretion, any and all of the Pledged Equity upon the merger, consolidation, reorganization, recapitalization or other adjustment of Pledgor or any Subsidiary, or upon the exercise by Pledgor or any Subsidiary of any right, privilege or option pertaining to any Pledged Equity, and, in connection therewith, to deposit and deliver any and all of the Pledged Equity with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; and

            (iii)  all dividends and interest payments which are received by Pledgor contrary to the provisions of Section 4.7(b)(i) shall be received in trust for the benefit of Pledgee, shall be segregated from other funds of Pledgor, and shall be forthwith paid over to Pledgee as Pledged Equity in the exact form received, to be held by Pledgee as Collateral.

Anything herein to the contrary notwithstanding, Pledgee may not exercise any voting rights pertaining to the Pledged Equity, and Pledgor may at all times exercise any and all voting rights pertaining to the Pledged Equity or any part thereof for any purpose not inconsistent with the terms of this Agreement or any other Obligation Document; provided, however, if an Event of Default shall have occurred and be continuing, Pledgor will not exercise or refrain from exercising any such right, as the case may be, if Pledgee gives notice that, in Pledgee's judgment, such action would cause a Material Adverse Effect with respect to the value of the Pledged Equity or the benefits to Pledgee of its security interest hereunder.

        Section 4.8    Private Sale of Pledged Equity.    Pledgor recognizes that Pledgee may deem it impracticable to effect a public sale of all or any part of the Pledged Equity and that Pledgee may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that Pledgee shall have no obligation to delay the sale of any such securities for the period of time necessary to permit Pledgor or any Subsidiary to register such securities (with no obligation of either Pledgor or any Subsidiary to accomplish such registration) for public sale under the Securities Act of 1933, as amended (the "Securities Act"). Pledgor further acknowledges and agrees that any offer to sell such securities which has been (a) publicly advertised on a bona fide basis in The Wall Street Journal, national edition (to the extent that such an offer may be so advertised without prior registration under the Securities Act), or (b) made privately in the manner described above to not less than fifteen (15) bona fide offerees shall be deemed to involve a "public disposition" for the purposes of Section 9.610 of the Code (or any successor or similar, applicable statutory provision) as then in effect in the State of Texas, notwithstanding that such sale may not constitute a "public offering" under the Securities Act, and that Pledgee may, in such event, bid for the purchase of such securities.

        Section 4.9    Limitation on Rights and Waivers.    All rights, powers and remedies herein conferred shall be exercisable by Pledgee only to the extent not prohibited by applicable law; and all waivers and relinquishments of rights by Pledgor and similar matters shall only be effective to the extent such waivers or relinquishments are not prohibited by applicable law.

ARTICLE V
MISCELLANEOUS

        Section 5.1    Notices.    Any notice or communication required or permitted hereunder shall be given in writing, sent by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, addressed to the appropriate party as follows:

To Pledgor:	c/o Ellora Energy Inc. 5665 Flatiron Parkway Boulder, Colorado 80301 Attn: Steven R. Enger Fax No.: (303) 417-1000
To Pledgee:	JPMorgan Chase Bank, N.A., as Administrative Agent for Lenders 2200 Ross Avenue, 3rd Floor Mail Code TX1-2911 Dallas, Texas 75201 Attn: J. Scott Fowler Fax No.: (214) 965-3280

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address or in the manner provided herein, (b) in the case of telecopy, upon receipt with confirmation (if sent before 4:00 p.m. local time of the receiving party on a Business Day) or the next Business Day (if sent after 4:00 p.m. of such local time or sent on a day that is not a Business Day), or (c) in the case of registered or certified United States mail, three (3) Business Days after deposit in the mail.

        Section 5.2    Amendments.    No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Pledgor and Pledgee, and no waiver of any provision of this Agreement, and no consent to any departure by Pledgor therefrom, shall be effective unless it is in writing and signed by Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing. Pledgor recognizes that Pledgee must obtain the joinder or consent of Required Lenders (or in some circumstances all Lenders) as required under the Credit Agreement for waivers and amendments.

        Section 5.3    Preservation of Rights.    No failure on the part of Pledgee or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Obligation Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Neither the execution nor the delivery of this Agreement shall in any manner impair or affect any other security for the Obligations. The rights and remedies of Pledgee and Lenders provided herein and in the other Obligation Documents are cumulative of and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of Pledgee and Lenders under any Obligation Document against any party thereto are not conditional or contingent on any attempt by Pledgee or Lenders to exercise any of its or their rights under any other Obligation Document against such party or against any other Person.

        Section 5.4    Unenforceability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 5.5    Survival of Agreements.    All representations and warranties of Pledgor herein, and all covenants and agreements herein shall survive the execution and delivery of this Agreement, the execution and delivery of any other Obligation Documents and the creation of the Obligations.

        Section 5.6    Other Liable Party.    Neither this Agreement nor the exercise by Pledgee or any Lender or the failure of Pledgee or any Lender to exercise any right, power or remedy conferred herein or by law shall be construed as relieving any Other Liable Party from liability on the Obligations or any deficiency thereon. This Agreement shall continue irrespective of the fact that the liability of any Other Liable Party may have ceased or irrespective of the validity or enforceability of any other Obligation Document to which Pledgor or any Other Liable Party may be a party, and notwithstanding the reorganization, death, incapacity or bankruptcy of any Other Liable Party, and notwithstanding the reorganization or bankruptcy or other event or proceeding affecting any Other Liable Party.

        Section 5.7    Binding Effect and Assignment.    This Agreement creates a continuing security interest in the Collateral and (a) shall be binding on Pledgor and its successors and permitted assigns, and (b) shall inure, together with all rights and remedies of Pledgee hereunder, to the benefit of Pledgee, Lenders, Secured Swap Providers and their respective successors, transferees and assigns. Without limiting the generality of the foregoing, Pledgee, Lenders and Secured Swap Providers may pledge, assign or otherwise transfer any or all of their respective rights under any or all of the Obligation Documents to any other Person on the terms set forth in the Credit Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted herein or otherwise. None of the rights or duties of Pledgor hereunder may be assigned or otherwise transferred without the prior written consent of Pledgee and Required Lenders (or all Lenders if required pursuant to the terms of the Credit Agreement).

        Section 5.8    Termination.    It is contemplated by the parties hereto that there may be times when no Obligations are outstanding, but notwithstanding such occurrences, this Agreement shall remain valid and shall be in full force and effect as to subsequent outstanding Obligations. Upon the satisfaction in full of the Obligations, upon the termination or expiration of the Credit Agreement and any other Commitment of Lenders to extend credit to Borrower, and upon written request for the termination hereof delivered by Pledgor to Pledgee and Lenders, this Agreement and the security interest created hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Pledgee will, upon Pledgor's request and at Pledgor's expense, (a) return to Pledgor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof, and (b) execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination.

        Section 5.9    GOVERNING LAW.    THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES OF AMERICA.

        Section 5.10    Counterparts.    This Agreement may be separately executed in any number of counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement.

        Section 5.11    Loan Document.    This Agreement is a "Loan Document", as defined in the Credit Agreement, and, except as expressly provided herein to the contrary, this Agreement is subject to all provisions of the Credit Agreement governing the Loan Documents.

[Signature Pages to Follow]

        IN WITNESS WHEREOF, Pledgor has executed and delivered this Agreement, as of the date first above written.

By:
Name:
Title:

        Each Subsidiary hereby acknowledges and consents to the pledge of the Collateral and hereby agrees to observe and perform each and every provision of this Agreement applicable to Subsidiary.

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A
PLEDGE ACKNOWLEDGEMENT

        This Pledge Acknowledgement, dated                                      ,              is delivered pursuant to Section 3.2(b) of the Pledge Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Pledge Agreement.                                     , a                                      ("Pledgor") , hereby certifies that the representations and warranties in Article III of the Pledge Agreement are and continue to be true and correct as to the Pledged Equity pledged prior to the date of this Pledge Acknowledgment and as to the Pledged Equity pledged pursuant to this Pledge Acknowledgment. Pledgor and [INSERT NAME OF NEW SUBSIDIARY], a                                      ("Subsidiary"), agree that this Pledge Acknowledgment may be attached to that certain Pledge Agreement, dated as of                                      , 200     , among Pledgor and JPMorgan Chase Bank, N.A., as administrative agent (as amended, modified or supplemented from time to time, the "Pledge Agreement") and that the Equity of Subsidiary owned by Pledgor shall be and become a part of the Pledged Equity referred to in said Pledge Agreement and shall secure all Obligations referred to in said Pledge Agreement.

, a

By:
Name:
Title:

Acknowledged and agreed to this              day of 200     by:

,
a
By:
Name:
Title:

EXHIBIT H

FORM OF GUARANTY AGREEMENT

        THIS GUARANTY AGREEMENT (this "Guaranty") is dated as of the                        day of                                    ,                         , by [Subsidiary], a                                    ("Guarantor"), in favor of JPMORGAN CHASE BANK, N.A., each of the other financial institutions from time to time listed on Annex I to the Credit Agreement (as hereinafter defined) as Lenders (as defined in the Credit Agreement), and, in the case of any Swap Agreement (as defined in the Credit Agreement), any Secured Swap Provider (as defined in the Credit Agreement), and each of their successors and assigns as permitted pursuant to the Credit Agreement (Lenders, any Secured Swap Provider, and each of their successors and assigns are collectively referred to herein as "Beneficiaries").

W I T N E S S E T H:

        WHEREAS, Ellora Energy Inc., a Delaware corporation ("Borrower"), Lenders, the other Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent ("Administrative Agent") are parties to that certain Amended and Restated Credit Agreement (as amended, the "Credit Agreement") dated as of May 1, 2008, pursuant to which Lenders have made a revolving credit loan to Borrower (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement); and

        WHEREAS, Lenders have required, as a condition to extending credit under the Credit Agreement, that Guarantor execute and deliver this Guaranty; and

        WHEREAS, Guarantor has determined that valuable benefits will be derived by it as a result of the Credit Agreement and the extension of credit made (and to be made) by Lenders thereunder; and

        WHEREAS, Guarantor has further determined that the benefits accruing to it from the Credit Agreement exceed Guarantor's anticipated liability under this Guaranty.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Guarantor hereby covenants and agrees as follows:

          1.     Guarantor hereby absolutely and unconditionally guarantees the prompt, complete and full payment when due, no matter how such shall become due, of the Indebtedness, and further guarantees that Borrower will properly and timely perform the Indebtedness and other obligations and liabilities of Borrower under the Credit Agreement, Notes and other Loan Documents. Notwithstanding any contrary provision in this Guaranty, however, Guarantor's maximum liability under this Guaranty is limited, to the extent, if any, required so that its liability is not subject to avoidance under applicable Debtor Relief Laws (as such term is defined in Paragraph 8 hereof).

          2.     If Guarantor is or becomes liable for any indebtedness owing by Borrower to any Beneficiary by endorsement or otherwise than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of Beneficiaries hereunder shall be cumulative of any and all other rights that Beneficiaries may ever have against Guarantor. The exercise by any Beneficiary of any right or remedy hereunder or under any other instrument, at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

          3.     In the event of default by Borrower in payment of the Indebtedness, or any part thereof, when such Indebtedness become due, either by its terms or as the result of the exercise of any power to accelerate, Guarantor shall, on demand, and without further notice of dishonor and without any notice having been given to Guarantor previous to such demand of the acceptance by Beneficiaries of this Guaranty, and without any notice having been given to such Guarantor previous to such demand of the creating or incurring of such Indebtedness, pay the amount due thereon to Beneficiaries at Administrative Agent's office as set forth in the Credit Agreement, and it shall not be necessary for any Beneficiary, in order to enforce such payment by Guarantor, first, to institute suit or exhaust its remedies against Borrower or others liable on such Indebtedness, to have Borrower joined with Guarantor in any suit brought under this Guaranty or to enforce its rights against any security which shall ever have been given to secure such indebtedness; provided, however, that in the event any Beneficiary elects to enforce and/or exercise any remedies it may possess with respect to any security for the Indebtedness prior to demanding payment from Guarantor, Guarantor shall nevertheless be obligated hereunder for any and all sums still owing to Beneficiaries on the Indebtedness and not repaid or recovered incident to the exercise of such remedies.

          4.     Notice to Guarantor of the acceptance of this Guaranty and of the making, renewing or assignment of the Indebtedness and each item thereof, are hereby expressly waived by Guarantor.

          5.     Each payment on the Indebtedness shall be deemed to have been made by Borrower unless express written notice is given to Lenders at the time of such payment that such payment is made by Guarantor as specified in such notice.

          6.     If all or any part of the Indebtedness at any time is secured, Guarantor agrees that Administrative Agent and/or Lenders may at any time and from time to time, at their discretion and with or without valuable consideration, allow substitution or withdrawal of collateral or other security and release collateral or other security or compromise or settle any amount due or owing under the Credit Agreement or amend or modify in whole or in part the Credit Agreement or any Loan Document executed in connection with same without impairing or diminishing the Indebtedness of Guarantor hereunder. Guarantor further agrees that if Borrower executes in favor of any Beneficiary any collateral agreement, mortgage or other security instrument, the exercise by any Beneficiary of any right or remedy thereby conferred on such Beneficiary shall be wholly discretionary with such Beneficiary, and that the exercise or failure to exercise any such right or remedy shall in no way impair or diminish the obligation of Guarantor hereunder. Guarantor further agrees that Beneficiaries and Administrative Agent shall not be liable for their failure to use diligence in the collection of the Indebtedness or in preserving the liability of any person liable for the Indebtedness, and Guarantor hereby waives presentment for payment, notice of nonpayment, protest and notice thereof (including, notice of acceleration), and diligence in bringing suits against any Person liable on the Indebtedness, or any part thereof.

          7.     Guarantor agrees that Beneficiaries, in their discretion, may (a) bring suit against all guarantors (including, without limitation, Guarantor hereunder) of the Indebtedness jointly and severally or against any one or more of them, (b) compound or settle with any one or more of such guarantors for such consideration as Beneficiaries may deem proper, and (c) release one or more of such guarantors from liability hereunder, and that no such action shall impair the rights of Beneficiaries to collect the Indebtedness (or the unpaid balance thereof) from other such guarantors of the Indebtedness, or any of them, not so sued, settled with or released. Guarantor agrees, however, that nothing contained in this paragraph, and no action by Beneficiaries permitted under this paragraph, shall in any way affect or impair the rights or Indebtedness of such guarantors among themselves.

          8.     Guarantor represents and warrants to each Lender that (a) Guarantor is a corporation, limited liability company or partnership duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation; (b) Guarantor possesses all requisite authority and power to authorize, execute, deliver and comply with the terms of this Guaranty; (c) this Guaranty has been duly authorized and approved by all necessary action on the part of Guarantor and constitutes a valid and binding obligation of Guarantor enforceable in accordance with its terms, except as (1) the enforcement thereof may be limited by applicable Debtor Relief Laws, and (2) the availability of equitable remedies may be limited by equitable principles of general applicability; and (d) no approval or consent of any court or governmental entity is required for the authorization, execution, delivery or compliance with this Guaranty which has not been obtained (and copies thereof delivered to Lenders). As used in this Guaranty, the term "Debtor Relief Laws" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

          9.     Guarantor covenants and agrees that until the Indebtedness is paid and performed in full, except as otherwise provided in the Credit Agreement or unless Lenders give their prior written consent to any deviation therefrom, it will (a) at all times maintain its existence and authority to transact business in any state or jurisdiction where Guarantor has assets and operations, except where the failure to maintain such existence or authority would not have a Material Adverse Effect, (b) promptly deliver to Lenders and to Administrative Agent such information respecting its business affairs, assets and liabilities as Administrative Agent may reasonably request, and (c) duly and punctually observe and perform all covenants applicable to Guarantor under the Credit Agreement and the other Loan Documents.

          10.   This Guaranty is for the benefit of Lenders, Secured Swap Providers, their successors and assigns, and in the event of an assignment by Lenders or Secured Swap Providers (or their successors or assigns) of the Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the Indebtedness so assigned, may be transferred with such Indebtedness. This Guaranty is binding upon Guarantor and its successors and assigns.

          11.   No modification, consent, amendment or waiver of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by Administrative Agent, and then shall be effective only in the specific instance and for the purpose for which given. Guarantor recognizes that Administrative Agent must obtain the joinder or consent of Required Lenders (or in some circumstances all Lenders) as required under the Credit Agreement for modifications, consents, waivers or amendments. No notice to or demand on Guarantor in any case shall, of itself, entitle Guarantor to any other or further notice or demand in similar or other circumstances. No delay or omission by Administrative Agent in exercising any power or right hereunder shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such power preclude other or further exercise thereof, or the exercise of any other right or power hereunder. All rights and remedies of Administrative Agent or Lenders hereunder are cumulative of each other and of every other right or remedy which Administrative Agent or Lenders may otherwise have at law or in equity or under any other contract or document, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

          12.   No provision herein or in any promissory note, instrument or any other Loan Document executed by Borrower or Guarantor evidencing the Indebtedness shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate. If any excess of interest in such respect is provided for herein or in any such promissory note, instrument, or any other Loan Document, the provisions of this paragraph shall govern, and neither Borrower nor Guarantor shall be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. The intention of the parties being to conform strictly to any applicable federal or state usury laws now in force, all promissory notes, instruments and other Loan Documents executed by Borrower or Guarantor evidencing the Indebtedness shall be held subject to reduction to the amount allowed under said usury laws as now or hereafter construed by the courts having jurisdiction.

          13.   If Guarantor should breach or fail to perform any provision of this Guaranty, Guarantor agrees to pay Beneficiaries all reasonable costs and expenses (including court costs and reasonable attorneys fees) incurred by Beneficiaries in the enforcement hereof.

          14.   (a) The liability of Guarantor under this Guaranty shall in no manner be impaired, affected or released by the insolvency, bankruptcy, making of an assignment for the benefit of creditors, arrangement, compensation, composition or readjustment of Borrower, or any proceedings affecting the status, existence or assets of Borrower or other similar proceedings instituted by or against Borrower and affecting the assets of Borrower.

            (b)   Guarantor acknowledges and agrees that any interest on any portion of the Indebtedness which accrues after the commencement of any proceeding referred to in clause (a) above (or, if interest on any portion of the Indebtedness ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Indebtedness if said proceedings had not been commenced) shall be included in the Indebtedness because it is the intention of Guarantor, Administrative Agent and Lenders that the Indebtedness which is guaranteed by Guarantor pursuant to this Guaranty should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Indebtedness. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Beneficiaries or Administrative Agent, or allow the claim of Beneficiaries or Administrative Agent in respect of, any such interest accruing after the date on which such proceeding is commenced.

            (c)   In the event that all or any portion of the Indebtedness is paid by Borrower, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Administrative Agent or any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Indebtedness for all purposes under this Guaranty.

          15.   Guarantor understands and agrees that any amounts of Guarantor on account with any Lender may, if an Event of Default shall have occurred and be continuing, be offset to satisfy the obligations of Guarantor hereunder.

          16.   Guarantor hereby subordinates and makes inferior any and all indebtedness now or at any time hereafter owed by Borrower or any Subsidiary of Borrower to Guarantor to the Indebtedness evidenced by the Credit Agreement and agrees if an Event of Default shall have occurred and be continuing, not to permit Borrower or any Subsidiary of Borrower to repay, or to accept payment from Borrower or any Subsidiary of Borrower of, such indebtedness or any part thereof without the prior written consent of Lenders.

          17.   During the period that Lenders have any commitment to lend under the Loan Documents, or any amount payable under any Note remains unpaid, and throughout any additional preferential period subsequent thereto, Guarantor hereby waives any and all rights of subrogation to which Guarantor may otherwise be entitled against Borrower, or any other guarantor of the Indebtedness, as a result of any payment made by Guarantor pursuant to this Guaranty.

          18.   As of the date hereof, the fair saleable value of the property of Guarantor is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of Guarantor, and Guarantor is able to pay all of its liabilities as such liabilities mature and Guarantor does not have unreasonably small capital within the meaning of Section 548, Title 11, United States Code, as amended. In computing the amount of contingent or liquidated liabilities, such liabilities have been computed at the amount which, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

          19.   If any provision of this Guaranty is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, this Guaranty shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Guaranty a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

          20.   (a) Except to the extent required for the exercise of the remedies provided in the other security instruments, Guarantor hereby irrevocably submits to the nonexclusive jurisdiction of any Texas state or federal court over any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, and Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Texas state or federal court. Guarantor hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any Litigation arising out of or in connection with this Guaranty or any of the Loan Documents brought in district courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas, Dallas Division. Guarantor hereby irrevocably waives any claim that any Litigation brought in any such court has been brought in an inconvenient forum. Guarantor hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the delivery of copies thereof by Federal Express or other nationally recognized overnight delivery service, to Guarantor's office c/o Ellora Energy Inc., at 5665 Flatiron Parkway, Boulder, Colorado 80301, Attn: Steven R. Enger, Fax No. (303) 417-1000. Guarantor irrevocably agrees that any legal proceeding against Lenders may be brought in the district courts of Dallas County, Texas, or in the United States District Court for the Northern District of Texas, Dallas Division. Nothing herein shall affect the right of Lenders to commence legal proceedings or otherwise proceed against Guarantor in any jurisdiction or to serve process in any manner permitted by applicable law. As used herein, the term "Litigation" means any proceeding, claim, lawsuit or investigation (1) conducted or threatened by or before any court or governmental department, commission, board, bureau, agency or instrumentality of the United States or of any state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing, or (2) pending before any public or private arbitration board or panel.

            (b)   Nothing in this Paragraph 20 shall affect any right of any Lender to serve legal process in any other manner permitted by law or affect the right of any Lender to bring any action or proceeding against Guarantor in the courts of any other jurisdictions.

            (c)   To the extent that Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty and the other Loan Documents.

          21.   THIS GUARANTY AND THE OTHER LOAN DOCUMENTS COLLECTIVELY REPRESENT THE FINAL AGREEMENT BY AND AMONG LENDERS, ADMINISTRATIVE AGENT AND GUARANTOR AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF LENDERS, ADMINISTRATIVE AGENT AND GUARANTOR. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG LENDERS, ADMINISTRATIVE AGENT AND GUARANTOR.

          22.   GUARANTOR, FOR ITSELF, ITS SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ITS RIGHT TO A JURY TRIAL, IN ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS.

          23.   THIS GUARANTY AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

    EXECUTED and effective as of the date first above written.

GUARANTOR:
[SUBSIDIARY]
By:
Name:

SCHEDULE 7.05
LITIGATION

        NONE.

SCHEDULE 7.15
SUBSIDIARIES AND PARTNERSHIPS

ENGLISH BAY PIPELINE, L.P., a Texas limited partnership

Filing Number: 800091246

ELLORA LAND HOLDINGS, L.P., a Texas limited partnership

Filing Number: 800090895

ELLORA OPERATING, L.P., a Texas limited partnership

Filing Number: 800090891

ELLORA ENERGY GP, LLC, a Delaware limited liability company

Organizational Identification Number: 3533651

ELLORA OPERATING GP, LLC, a Delaware limited liability company

Organizational Identification Number: 3533641

ELLORA, LLC, a Colorado limited liability company

Organizational Identification Number: 19951063065

PRESCO WESTERN, LLC, a Colorado limited liability company

Organizational Identification Number: 19971179962

        Each of these entities has its principal place of business at 5665 Flatiron Parkway, Boulder, Colorado 80301.

SCHEDULE 7.17
PROPERTIES; TITLE DEFECTS

        NONE.

SCHEDULE 7.19
GAS IMBALANCES

        No imbalances greater than 50 mmcf in the aggregate.

SCHEDULE 7.20
MARKETING CONTRACTS

        Farmout Contract dated November 17, 1997, between Amoco Production Company and Presco, Inc., providing for a Call and Right of First Refusal in favor of Amoco Production Company.

SCHEDULE 7.21
SWAP AGREEMENTS

        Ellora had the following oil and gas swaps in place with JPMorgan Chase Bank, N.A. and KeyBank National Association as of April 29, 2008. No margin was required by or supplied to the counterparty at that time in connection with these swap agreements.

Contract Type	Counterparty	Weighted Average Strike Price	Quantity	Contract Period
Gas	JPMorgan	$8.01	100,000 MMBtu/month	01/01/2008- 12/31/2008
Gas	JPMorgan	$8.275	100,000 MMBtu/month	01/01/2008- 12/31/2008
Gas	JPMorgan	$8.24	200,000 MMBtu/month	02/01/2008- 12/31/2008
Gas	KeyBank	$9.04	50,000 MMBtu/month	03/01/2008- 12/31/2008
Gas	KeyBank	$9.025	50,000 MMBtu/month	03/01/2008- 12/31/2008
Oil	KeyBank	$100.00	15,000 Bbls/month	03/01/2008- 12/31/2008
Oil	KeyBank	$102.60	5,000 Bbls/month	04/01/2008- 12/31/2008
Gas	KeyBank	$10.20	50,000 MMBtu/month	04/01/2008- 12/31/2008
Oil	KeyBank	$98/05	10,000 Bbls/month	01/01/2009- 12/31/2009
Gas	KeyBank	$9.50	100,000 MMBtu/month	01/01/2009- 12/31/2009
Gas	KeyBank	$9.725	100,000 MMBtu/month	01/01/2009- 12/31/2009

SCHEDULE 9.05
INVESTMENTS

        No additional Investments to disclose.

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ARTICLE IV PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS.
ARTICLE V INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY
ARTICLE VI CONDITIONS PRECEDENT
ARTICLE VII REPRESENTATIONS AND WARRANTIES
ARTICLE VIII AFFIRMATIVE COVENANTS
ARTICLE IX NEGATIVE COVENANTS
ARTICLE X EVENTS OF DEFAULT; REMEDIES
ARTICLE XI THE AGENTS
ARTICLE XII MISCELLANEOUS
EXHIBIT A
EXHIBIT B
EXHIBIT C
EXHIBIT D
EXHIBIT E
EXHIBIT F
ARTICLE I DEFINITIONS AND REFERENCES
ARTICLE II SECURITY INTEREST
ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE IV REMEDIES, POWERS AND AUTHORIZATIONS
ARTICLE V MISCELLANEOUS
EXHIBIT A PLEDGE ACKNOWLEDGEMENT
EXHIBIT G FORM OF SUBSIDIARY PLEDGE AGREEMENT
W I T N E S S E T H
ARTICLE I DEFINITIONS AND REFERENCES
ARTICLE II SECURITY INTEREST
ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS
ARTICLE IV REMEDIES, POWERS AND AUTHORIZATIONS
ARTICLE V MISCELLANEOUS
EXHIBIT A PLEDGE ACKNOWLEDGEMENT
EXHIBIT H
SCHEDULE 7.05 LITIGATION
SCHEDULE 7.15 SUBSIDIARIES AND PARTNERSHIPS
SCHEDULE 7.17 PROPERTIES; TITLE DEFECTS
SCHEDULE 7.19 GAS IMBALANCES
SCHEDULE 7.20 MARKETING CONTRACTS
SCHEDULE 7.21 SWAP AGREEMENTS
SCHEDULE 9.05 INVESTMENTS